================================================================================

                      AGREEMENT AND PLAN OF REORGANIZATION

                                      AMONG

                             SLM INTERNATIONAL, INC.

                                SPORT MASKA INC.

                            SLM ACQUISITION CORP. AND

                              SPORTS HOLDINGS CORP.

================================================================================

     AGREEMENT AND PLAN OF REORGANIZATION dated as of October 6, 1998 and executed October 7, 1998, among SLM INTERNATIONAL, INC., a Delaware corporation ("Parent"), SPORT MASKA INC., a corporation continued under the laws of the province of New Brunswick and a wholly-owned subsidiary of Parent ("Maska"), SLM ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and SPORTS HOLDINGS CORP., a Delaware corporation (the "Company").

                              W I T N E S S E T H :

     WHEREAS, the respective Boards of Directors of Parent, Maska and the Company have approved the acquisition (the "Tropsport Share Purchase") by Maska of all of the issued and outstanding equity of Tropsport Acquisitions Inc., a corporation organized under the Canada Business Corporations Act and a wholly-owned subsidiary of the Company ("Tropsport"), pursuant and subject to the terms and conditions of this Agreement; and

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the merger of Sub with and into the Company (the "Merger"), pursuant and subject to the terms and conditions of this Agreement (the Tropsport Share Purchase and the Merger, collectively, the "Reorganization"); and

     WHEREAS, Parent, Sub, Maska and the Company desire to make certain representations, warranties and agreements in connection with the Reorganization and to prescribe various conditions to the Reorganization; and

     WHEREAS, as a condition and inducement to Parent's, Maska's and Sub's entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, certain stockholders of the Company are entering into Voting Agreements with Parent, pursuant to which agreements such stockholders agree, among other things, to vote their Company Stock in favor of the Reorganization;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree as follows (with capitalized terms used herein without textual definition being defined in Appendix I hereto):

1. THE REORGANIZATION

     1.1. Tropsport Share Purchase. Subject to the provisions of this Agreement, at the Closing, the Company shall sell, convey, assign, transfer and deliver to Maska, and Maska will purchase, acquire and accept from the Company, (a) 14,194,100 Common Shares of Tropsport, (b) 22,162,370 Class A Preferred Shares of Tropsport, and (c) 7,512,280 Class B Preferred Shares of Tropsport (collectively, the "Tropsport Shares") for a purchase price of $40,000,000 (the "Tropsport Share Purchase Price"). Such sale, conveyance, assignment, transfer and delivery shall be effected by delivery by the Company of stock certificates representing the Tropsport Shares to Maska endorsed in blank or accompanied by duly executed stock powers.

     1.2. Application of the Tropsport Share Purchase Price. Subject to the provisions of this Agreement, at the Closing, the Company and Parent shall cause the proceeds of the Tropsport Share Purchase Price to be applied, as follows:

     (a) First, to the satisfaction of obligations in respect of Funded Debt to be satisfied pursuant to the provisions of Sections 1.6(a), (b) and (d), provided, however, that in connection with the satisfaction (or partial satisfaction) of any such Funded Debt in respect of which one or more of the Subsidiaries of the Company is an obligor, the Company shall be deemed, immediately prior to such application, to have made a loan or capital contribution, as applicable, to each such Subsidiary in an amount equal to the respective amount of proceeds of the Tropsport Share Purchase Price applied to the satisfaction (or partial satisfaction) of the obligation of such Subsidiary, and

     (b) Next, to the redemption, at a price per share equal to the redemption price provided for in Section 5 of the Certificate of Designation filed by the Company with the Secretary of State of the State of Delaware on May 12, 1994 which forms a part of the Company's Certificate of Incorporation which redemption price shall be equivalent as of the Closing Date to the Preferred Cash Share Price, of as many shares of Company Preferred Stock as can be redeemed by payment of the balance, if any, remaining of the Tropsport Share Purchase Price after application thereof in accordance with clause (a) hereof (the dollar amount so applied, the "Preferred Stock Redemption Amount").

     1.3. Effective Time of the Merger. Subject to the provisions of this Agreement, and immediately following the consummation of the Tropsport Share Purchase and the application of the Tropsport Share Purchase Price in accordance with Section 1.2, a certificate of merger (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Delaware, for filing, as provided in the General Corporation Law of the State of Delaware (the "DGCL"), on the Closing Date. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time").

     1.4. Closing. The closing of the Reorganization (the "Closing") will take place at the offices of Jacobs Persinger & Parker, 77 Water Street, New York, New York 10005 at 9:00 a.m. on October 28, 1998, or such other date or time as the parties may mutually determine (the "Closing Date") provided that the closing conditions set forth in Article 7 have been met or waived as provided in
Article 7 at or prior to the Closing, and if any of such conditions shall not have been met or waived, then the Closing shall be adjourned until the third Business Day following the date on which the last of such conditions has been met or waived; provided, however, that the Closing Date shall in no event be later than 11:59 p.m., November 30, 1998 (the "Termination Date").

     1.5. Effects of the Merger.

     (a) At the Effective Time,

          (i) the separate existence of Sub shall cease and Sub shall be merged with and into the Company (Sub and the Company are sometimes referred to herein as the "Constituent Corporations" and the Company is sometimes referred to herein as the "Surviving Corporation"),

          (ii) the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL,

          (iii) the By-laws of the Company as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL,

          (iv) the directors of Sub at and as of the Effective Time shall become the initial directors of the Surviving Corporation, and

     (v) the officers of the Company at and as of the Effective Time, shall be the initial officers of the Surviving Corporation.

     (b) At and after the Effective Time, the Merger shall have the effects specified under the DGCL, and the Surviving Corporation shall possess all the rights, privileges, powers and franchises as well of a public as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, under the laws of Delaware, in either of the Constituent Corporations shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

     1.6 Certain Concurrent Transactions.

     (a) On the Closing Date, concurrent with and as a condition to the Closing, all outstanding loans, principal, interest, penalties, premiums, fees and other indebtedness (collectively, the "Funded Debt") then owing by any Acquired Company under any of the following shall, subject to the provisions of Section 1.6(c), be paid in full on behalf of such Acquired Company:

          (i) (A) the working capital facility of Tropsport under that certain facility letter dated August 5, 1998 between Hongkong Bank of Canada and Tropsport; (B) the working capital facility of Jofa AB under those certain credit facilities dated February 16, 1998 and June 25, 1998 between Nordbanken AB and Jofa AB; (C) the working capital facility of Jofa Norge A/S under that certain credit facility dated September 14, 1994 between Landsbanken A/S and Jofa Norge A/S; (D) the working capital facility of KHF Sports Oy under that certain credit facility dated June 25, 1997 between Merita Nordbanken (formerly Merita Pankki Oy) and KHF Sports Oy; (E) the working capital facility of KHF Sports Oy under that certain credit facility dated November 29, 1996 between Leonia Bank plc (formerly Postipankki Oy ja) and KHF Sports Oy; and (F) the aggregate amount of all overdrafts, if any, on any bank accounts maintained by any Acquired Company (collectively and net of the aggregate amount of all cash or cash equivalents in any bank accounts maintained by any Acquired Company, the "Working Capital Borrowings");

          (ii) the Company's 12.00% Subordinated Notes due 2000 in the aggregate original principal amount of $24,000,000 (the "Subordinated Notes") and the related Note and Stock Purchase Agreements dated as of December 29, 1992, as amended, between the Company and Equitable Capital Private Income and Equity Partnership II, L.P. and National Union Fire Insurance Company of Pittsburgh, PA; and

          (iii) (A) Master Lease Agreement No. 995113 PQ with Hongkong Bank Leasing, Division of Hongkong Bank of Canada in the name of Tropsport Acquisitions Inc.; (B) demand loan of KHF Sports Oy with Bank of Finland, Valtionkonttori Account No. 800019-3337; (C) pension fund liability of Jofa AB under the FPG/PRI-System established pursuant to Swedish law; (D) pension liabilities of Jofa AB to former employees listed on Schedule 1.6(a)(iii)(D); (E) STP loan of Jofa AB to AMF Pension; (F) educational fund liability of Jofa AB established in connection with the sale of the share capital of Jofa AB by AB Catena; and (G) any other Funded Debt (not included in clause (i) or (ii) above) of the Company in respect of indebtedness for borrowed money or the deferred purchase price of assets or other property (including all notes payable and drafts accepted representing extensions of credit and all obligations evidenced by bonds, debentures, notes or other similar instruments but excluding indebtedness of any Acquired Company to any other Acquired Company and payables incurred in the ordinary course of business payable and outstanding as of the Closing Date (collectively, the "Other Debt").

     (b) Subject to the provisions of Sections 1.2(a) and 1.6(c), Parent agrees to provide or cause to be provided to the Company at Closing funds or substitute financing and other undertakings and assurances sufficient for, and the Company agrees to use such funds or substitute financing only for:

          (i) the payment in full as aforesaid of all Funded Debt by wire transfers of immediately available funds, in the currencies called for in the applicable agreements, instruments or other documents evidencing or providing therefor (the "Applicable Credit Documents"), and

          (ii) the discharge or release of any liability or obligation of any Acquired Company in respect of outstanding letters of credit (or similar undertakings) issued under any Applicable Credit Documents, in each case, against delivery to Parent of any agreement, instrument, certification, statement or other document as Parent may reasonably request to evidence or provide for the termination of the Applicable Credit Documents, release or discharge of each Acquired Company's liabilities and obligations thereunder (other than residual liabilities, such as indemnities and liabilities for post-termination balance reconciliations, which customarily survive termination) and the termination, release or discharge of all Liens securing any Funded Debt.

     (c) The provisions of Sections 1.6(a) and 1.6(b) to the contrary notwithstanding, Parent shall have the right to elect to cause or permit any obligation constituting Funded Debt, other than the Subordinated Notes, to remain outstanding and in effect from and after the Effective Time by designating such obligation in a notice given to the Company no later than ten Business Days prior to the Closing Date (the obligations so designated, the "Designated Funded Debt"). In the event Parent shall elect to give the Company a notice pursuant to this Section 1.6(c), then any provision of this Agreement to the contrary notwithstanding with respect to the Designated Fund Debt:

          (i) no Acquired Company shall have any obligation (other than to provide reasonable assistance, without cost or expense to any Acquired Company) to obtain from the obligee any Consent required to permit the Designated Funded Debt to remain so outstanding and in effect without Violation; and

          (ii) the absence of any such Consent or the existence of any such Violation shall not relieve Parent, Maska or Sub from their obligations to effect the Reorganization.

     (d) Parent may at Closing (or may cause Maska to) (i) pay directly to the holder(s) of any Funded Debt for the benefit of the Company any amount required to be paid pursuant to this

Section 1.6; any amounts so paid shall be deemed to have been paid at Closing to the Company and simultaneously paid by the Company to the applicable holders, and (ii) deposit or cause to be deposited with the Paying Agent for the benefit of the holders of Company Stock, the amount, if any, by which the Tropsport Share Purchase Price exceeds the aggregate amount of payments required to be made pursuant to Section 1.2.

2. EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
   CORPORATIONS; CONVERSION OF CERTIFICATES.

     2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company, or capital stock of Sub:

     (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one (1) fully paid and nonassessable share of Class A Common Stock, par value $.01 per share, of the Surviving Corporation.

     (b) Cancellation of Treasury Stock. All shares of capital stock of the Company that are owned by the Company as treasury stock shall be canceled and retired and shall cease to exist and no other consideration shall be delivered in exchange therefor.

     (c) Conversion of Company Preferred Stock. At the Effective Time, each share of 6.5% Cumulative Redeemable Convertible Preferred Stock, par value $.01 per share, of the Company ("Company Preferred Stock") outstanding immediately prior to the Effective Time and after giving effect to any redemption of Company Preferred Stock required to be made pursuant to Section 1.2 (except Dissenting Shares) shall be converted into the right to receive from Parent an amount in cash equal to the sum of (i) $100 plus (ii) the Accrued Dividend Amount (the "Preferred Cash Share Price") in accordance with the terms set forth in this Agreement, the Letter of Transmittal and the Paying Agent Services Agreement. The product of (x) the Preferred Cash Share Price, multiplied by (y) the total number of shares (including Dissenting Shares) of Company Preferred Stock outstanding immediately prior to the Effective Time (and after giving effect to any redemption of Company Preferred Stock required to be made pursuant to
Section 1.2), is referred to in the Agreement as the "Preferred Stock Merger Consideration". All such shares of Company Preferred Stock, other than Dissenting Shares, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Preferred Cash Share Price per full and fractional share evidenced by such certificate (without any interest payable thereon), upon the surrender of such certificate and delivery of an executed Letter of Transmittal (the "Letter of Transmittal") in the form of Exhibit 2.1(c) hereto.

     (d) Conversion of Company Common Stock. At the Effective Time, each share of Class A Common Stock, par value $.01 per share ("Class A Common"), or Class B Common

Stock, par value $.01 per share ("Class B Common" and together with the Class A Common, collectively, "Company Common Stock"), of the Company outstanding immediately prior to the Effective Time (except Dissenting Shares) shall be converted into the right to receive from Parent (and, in the circumstances described in Section 1.6(d)(ii), from the Company) an amount in cash, payable at or about the Effective Time, equal to the quotient of (x) the Common Stock Merger Consideration, divided by (y) the total number of shares (including Dissenting Shares) of Company Common Stock outstanding immediately prior to the Effective Time (the "Common Cash Share Price"), in accordance with the terms set forth in this Agreement, the Letter of Transmittal and the Paying Agent Services Agreement. All such shares of Company Common Stock, other than Dissenting Shares, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Common Cash Share Price per full and fractional share evidenced by such certificate (without any interest payable thereon), upon the surrender of such certificate and delivery of an executed Letter of Transmittal. The Company Common Stock and Company Preferred Stock are sometimes referred to herein collectively as the "Company Stock" and the respective consideration payable in the Merger to the respective holders (other than Dissenting Holders) of the Company Preferred Stock and Company Common Stock, as set forth in Section 2.1(c) and this Section 2.1(d), is sometimes referred to herein as the "Merger Consideration".

     (e) Dissenting Shares. Any shares of Company Preferred Stock or Company Common Stock held by a Person who validly objects, with respect to the shares of Company Preferred Stock and/or Company Common Stock so held, to the Merger and otherwise complies with all provisions of Section 262 of the DGCL concerning appraisal rights with respect to such shares are referred to herein as "Dissenting Shares" and such holder thereof is referred to herein as a "Dissenting Holder". Dissenting Shares shall not be converted as described in
Section 2.1(c) or Section 2.1(d) but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to the Dissenting Holder in respect thereof pursuant to the DGCL; provided, however, that Dissenting Shares as to which the Dissenting Holder shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal, in either case pursuant to the DGCL, shall be deemed to be converted, as of the Effective Time, into the right to receive the Merger Consideration applicable to such shares (without any interest payable thereon).

     2.2 Schedules of Indebtedness; Preferred Cash Share Price; Reserve Amount.

     (a) The Company will prepare and deliver to the Parent:

          (i) five days prior to the Closing Date, a schedule, certified as true and correct by the Chief Financial Officer of the Company, setting forth estimates as of the Closing Date of the Subordinated Notes Discharge Amount, the Working Capital Borrowings Discharge Amount, the Other Debt Discharge Amount, and the Preferred Cash Share Price, and

          (ii) on the day prior to the Closing Date, a schedule, certified as true and correct by the Chief Financial Officer of the Company, setting forth estimates as of the Closing Date of the Subordinated Notes Discharge Amount, the Working Capital Borrowings Discharge Amount, the Other Debt Discharge Amount, and the Preferred Cash Share Price and in the case of any estimates in respect of "Discharge Amounts" copies of supporting documentation received from the holders thereof.

     (b) The Company will prepare and deliver to the Parent:

          (i) five days prior to the Closing Date a schedule, certified as true and correct by the Chief Financial Officer of the Company, setting forth an estimate of the fees and expenses and other matters (including, without limitation, Retention Payments) payable by the Company pursuant to Section
     6.7 and any other provision of this Agreement.

          (ii) on the day prior to the Closing Date, a schedule, certified as true and correct by the Chief Financial Officer of the Company, setting forth as of the Closing Date the fees and expenses and other matters (including, without limitation, Retention Payments) payable by the Company pursuant to Section 6.7 and any other provision of this Agreement, together with invoices, receipts, and bills or other statements detailing the amounts thereof (the total of such amounts, the "Reserve Amount").

     (c) The Company will afford representatives of the Parent a reasonable opportunity to meet with the individuals responsible for the preparation of the schedules and certificates described in this Section 2.2 prior to and following the delivery thereof and to ask questions of such individuals concerning the contents of such schedules and certificates.

     2.3 Paying Agent. Parent and the Company have designated United States Trust Company of New York (the "Paying Agent"), pursuant to the terms of a Paying Agent Services Agreement (the "Paying Agent Services Agreement") in the form of Exhibit 2.3(a) hereto, to act as agent for the holders of Company Stock to receive Merger Consideration pursuant to Section 2.1(c) or Section 2.1(d). At or immediately prior to the Closing, Parent (and, in the circumstances described in Section 1.6(d)(ii), the Company) shall deposit or cause to be deposited with the Paying Agent in trust for the benefit of such holders of Company Stock the cash necessary to allow the Paying Agent to pay the aggregate Merger Consideration which is payable immediately after the Effective Time to such holders. Thereafter, Parent shall make such additional cash deposits with the Paying Agent as shall be necessary to make payment of the Merger Consideration in respect of the Dissenting Shares of any Dissenting Holder who shall become entitled to payment pursuant Section 2.1(e) as a result of the withdrawal of demand for or loss of the right of appraisal.

     2.4 Procedure for Payment.

     (a) Payment Procedures. As soon as reasonably practicable, the Secretary of Parent shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which represent outstanding shares of Company Stock to be converted into the right to receive Merger Consideration, and to any Person who becomes such a holder of record prior to the Effective Time,

          (i) a Letter of Transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent), and

          (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

     Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be mutually appointed by Parent and the Company, together with the Letter of Transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration pursuant to the provisions of this Agreement, the Letter of Transmittal and the Paying Agent Services Agreement; and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Stock which is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such Company Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.4, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by and subject to the conditions of this Section 2.4.

     (b) No Further Stock Transfers. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 2.

     (c) Distribution of Merger Consideration. Immediately after the Effective Time, the Paying Agent shall make payment of the Merger Consideration in accordance with the terms of this Agreement, the Letter of Transmittal and the Paying Agent Services Agreement, to such holders of Company Stock who are entitled to the same pursuant to Sections 2.1(c), 2.1(d) and 2.4.

     (d) Release of Funds held by Paying Agent. Any portion of the Merger Consideration that has not been duly claimed by the former stockholders of the Company in accordance with the terms hereof prior to the expiration of the 12 month period following the date such portion of the Merger Consideration was deposited with the Paying Agent shall be delivered to Parent at the end of such period. Any former stockholder of the Company shall, subject to the other provisions of this Agreement and to applicable escheat and abandoned property laws, thereafter look only to Parent for delivery of the Merger Consideration (without interest) in respect of the Company Stock previously held by such stockholder.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

     The Company represents and warrants to Parent, Maska and Sub as follows:

     3.1 Organization, Standing and Power.

     (a) Schedule 3.1(a) hereto contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation or organization, identification of the type of entity it is, other jurisdictions in which it is authorized to do business, the names of its directors and officers (or comparable executives) and, in the case of each Subsidiary of the Company, its capitalization (including the identity of each equity holder and the number of shares or other ownership interest ("Subsidiary Equity") held by each such equity holder).

     (b) The Company is a corporation and each other Acquired Company is a corporation or other entity described in Schedule 3.1(a) hereto duly incorporated or organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization, with full corporate or other entity power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use. Each Acquired Company is duly qualified to do business as a foreign corporation or other entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not have a Company Material Adverse Effect.

     (c) The Company has delivered to Parent, Maska and Sub correct and complete copies of the Organizational Documents of each Acquired Company, as currently in effect.

     3.2 Capital Structure.

     (a) As of the date hereof, the authorized capital stock of the Company consists of 1,000,000 shares of Class A Common, 1,000,000 shares of Class B Common and 125,000 shares of preferred stock, par value $.01 per share, all of which preferred stock has been issued in one series constituting the Company Preferred Stock.

     (b) At the close of business on the last Business Day immediately preceding the date hereof,

          (i) 125,000 shares of Company Preferred Stock were outstanding,

          (ii) (A) 48,330 shares of Class B Common were outstanding, and (B) 354,219 shares of Class B Common were reserved for issuance upon conversion of the outstanding shares of Class A Common,

          (iii) (A) 354,219 shares of Class A Common were outstanding, (B) 48,330 shares of Class A Common were reserved for issuance upon conversion of the outstanding shares of Class B Common, (C) 69,444 shares of Class A Common were reserved for issuance upon conversion of the outstanding shares of Company Preferred Stock, (D) 7,718 shares of Class A Common were reserved for issuance upon exercise of outstanding stock options pursuant to The Sports Holdings Corp. 1993 Management Equity Ownership Program and The Sports Holdings Corp. 1994 Management Equity Ownership Program (collectively, the "MEOP"), and (E) 1,590 shares of Class A Common were held by the Company as treasury shares, and

          (iv) no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders may vote ("Voting Debt") of or pertaining to the Company, were issued or outstanding.

     (c) All outstanding shares of Company Stock are validly issued, fully paid and nonassessable and none of them is subject to preemptive rights. To the best of the Company's Knowledge, except as set forth in Schedule 3.2(c) hereto, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of the Company. Except for the conversion features pertaining to the Company Preferred Stock and to the Class A Common and Class B Common vis-a-vis each other, for and as contemplated by the MEOP and outstanding options granted under the MEOP, and as set forth in
Schedule 3.2(c) hereto, as of the date hereof, there are no options, warrants, calls, rights, agreements or other instruments or arrangements to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, other equity, or any Voting Debt of the Company or obligating the Company to grant, extend or enter into any such option, warrant, call, right, agreement or other instrument or arrangement.

     (d) All outstanding Subsidiary Equity of each Subsidiary of the Company is validly issued, fully paid and nonassessable (or the fullest equivalent under Applicable Laws of foreign jurisdictions) and none of it is subject to preemptive rights. Except as set forth in Schedule 3.2(d) hereto, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any Subsidiary Equity. There are no options, warrants, calls, rights, agreements or other instruments or arrangements to which the Company or any Subsidiary of the Company is a party or by which any of them is bound obligating the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, outstanding or additional Subsidiary Equity or any Voting Debt of or pertaining to any Subsidiary of the Company or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, agreement or other instrument or arrangement. All of the outstanding Subsidiary Equity of each Subsidiary of the Company is owned of record and beneficially by one or more of the Acquired Companies free and clear of all Liens other than Permitted Liens.

     (e) Except as set forth on Schedule 3.2(e), none of the Acquired Companies own, directly or indirectly, any capital stock or other ownership interests in any corporation, partnership, business association, joint venture or other entity (other than the Company's Subsidiaries) or is obligated to make any capital contribution or advance to, or other investment in, any Person (other than advances to employees, sales or other agents, made in the ordinary course of business).

     (f) The authorized capital stock of Tropsport consists of (i) an unlimited number of Common Shares, (ii) an unlimited number of Class A Preferred Shares,
(iii) an unlimited number of Class B Preferred Shares, (iv) an unlimited number of Class C Preferred Shares, and (v) an unlimited number of Class D Preferred Shares. The Tropsport Shares constitute all of the issued and outstanding shares in the capital of Tropsport. The delivery of certificates evidencing the Tropsport Shares, endorsed in blank or accompanied by duly executed stock powers, to Maska pursuant to the provisions of this Agreement, against delivery of the Tropsport Share Purchase Price, will transfer to Maska the fullest ownership interest therein provided for under Applicable Law, free and clear of all Liens other than Permitted Liens.

     3.3 Authority; No Conflict.

     (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the stockholders of the Company, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and, subject to the approval of this Agreement by the stockholders of the Company, the consummation by the Company of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company. The Board of Directors of the Company has approved this Agreement and determined that the transactions contemplated by this Agreement are in the best interest of its stockholders and to recommend to such stockholders that they vote in favor thereof. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally, and (ii) general equitable principles.

     (b) Except as set forth in Schedule 3.3(b) hereto, the execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated hereby will not,

          (i) conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or the creation of a Lien on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation"), pursuant to any provision of the Organizational Documents of any Acquired Company, or

          (ii) except as contemplated by Section 3.3(c), result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation or instrument, or of any Applicable Law, applicable to any Acquired Company or its properties or assets which Violations in the aggregate would have a Company Material Adverse Effect.

     (c) Except as set forth in Schedule 3.3(c) hereto, no consent, approval, waiver, order or authorization of, or registration, declaration, notification or filing with or to, any Governmental Authority or other Person not a party to this Agreement (other than as stockholders of the Company) (any such consent, approval, waiver, order or authorization, a "Consent"; and any such registration, declaration, notification or filing, a "Filing") is required by any Acquired Company, or by any Affiliate of the Company with respect to any Acquired Company, in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for,

          (i) any required Filing of a pre-merger notification report by the Company under the HSR Act, any required Filing of a pre-notification of the proposed merger under the Competition Act, and any required Consent of or Filing with any Governmental Authority under any other applicable Antitrust Law, or under the Investment Canada Act, and

          (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states and jurisdictions in which the Company is qualified to do business.

         (d) The affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of all outstanding shares of Class A Common and Company Preferred Stock voting together as a single class is the only shareholder vote required to approve the Reorganization.

     3.4 Employee Benefit Plans.

     (a) For purposes of this Agreement:

          (i) "Benefit Plan" means each and every employee benefit plan, contract, program, policy or arrangement, including, without limitation, any pension, retirement or deferred compensation plan, incentive compensation plan, stock or other equity based plan, unemployment compensation plan, vacation pay, retention pay, severance pay, notice of termination, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding under which or with respect to which any Acquired Company (or any ERISA Affiliate of any Acquired Company) has any direct or indirect, actual or contingent liability, whether or not such arrangements constitute employee benefit plans as defined in section 3(3) of ERISA;

          (ii) "Business Benefit Plan" means any Benefit Plan which provides benefits exclusively with respect to employees or former employees of the Acquired Companies in the United States;

          (iii) "Canadian Benefit Plan" means any Benefit Plan which provides benefits exclusively with respect to employees or former employees of the Acquired Companies in Canada;

          (iv) "Group Benefit Plan" means any Benefit Plan, other than a Business Benefit Plan, which provides benefits with respect to employees or former employees of the Acquired Companies in the United States;

          (v) "Welfare Plan" means any Benefit Plan which is a welfare plan within the meaning of section 3(1) of ERISA and provides benefits with respect to employees of the Acquired Companies in the United States;

          (vi) "Retiree Welfare Plan" means any Welfare Plan which provides benefits with respect to employees or former employees of the Acquired Companies in the United States beyond their retirement or other termination of service (other than coverage mandated by section 4980B of the Code, the cost of which is fully paid by the former employee or his dependents); and

          (vii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and the regulations thereunder.

          (viii) "ERISA Affiliate" means, with respect to an Acquired Company, any other Person that, together with the Company, would be treated as a single employer under Section 414 of the Code.

     All employees of the Acquired Companies are located in the United States, Canada, Finland, Sweden or Norway. No employee of the Acquired Companies in any of the foregoing countries other than the United States and Canada participates in any Benefit Plan other than as listed pursuant to Section 3.4(i).

     (b) Schedule 3.4 hereto sets forth a list of all Business Benefit Plans, all Group Benefit Plans and all Canadian Benefit Plans. The Company has, with respect to each such plan, delivered to Parent, Maska and Sub true and complete copies of: (i) all plan texts and contracts and agreements relating thereto and for each such plan that is not in writing a description thereof; (ii) all existing summary plan descriptions; (iii) the most recent annual report (including all schedules thereto); (iv) the most recent actuarial valuation; and
(v) if the plan is intended to qualify under section 401(a) or 403(a) of the Code, the most recent determination letter received from the Internal Revenue Service.

     (c) Except as set forth in Schedule 3.4 hereto, with respect to each Benefit Plan, no Acquired Company or ERISA Affiliate has any direct or indirect, actual or contingent material liability for such plans, other than to make payments for contributions, premiums or benefits when due, all of which payments have been timely made. No assets of any Acquired Company or any ERISA Affiliate are subject to any Lien under sections 302(f), 306(a), 307(a) or 4068 of ERISA, or sections 401(a)(29) or 412(n) of the Code or any other Applicable Law relating to employee benefit plans.

     (d) Except as set forth in Schedule 3.4 hereto, with respect to each Business Benefit Plan, Group Benefit Plan, or Canadian Benefit Plan: (i) each such plan complies in all material respects in form and operation with Applicable Law; (ii) each such plan which is intended to be qualified under sections 401(a) or 403(a) of the Code is so qualified and each such plan which is intended to be registered under Applicable Law, including the Income Tax Act (Canada), is so registered; (iii) no payment is required under any such plan that, by operation of section 280G of the Code, would not be deductible; (iv) each such plan which is a "group health plan" (as defined in section 607(1) of ERISA) has been operated in substantial compliance with the provisions of Part 6 of Title I of ERISA and section 4980B of the Code ("COBRA"); (v) there are no material disputes, actions, suits or claims pending, nor to the Company's Knowledge threatened, against any such plan; (vi) there have been no material "prohibited transactions" (as described in section 406 of ERISA or section 4975 of the Code) with respect to any Benefit Plan and no Acquired Company has engaged in any material prohibited transaction; and (vii) there have been no acts or omissions by any Acquired Company which have given rise to or could reasonably be expected to give rise to material fines, penalties, taxes or related charges under section 502 of ERISA or Chapters 43, 47 or 68 of the Code or any other Applicable Law relating to Benefit Plans for which any Acquired Company would be liable (other than fines, penalties, taxes or related charges which have been paid or fully reserved against in the Financial Statements or Interim Financials.)

     (e) Schedule 3.4 hereto sets forth a list of all Retiree Welfare Plans. Except as set forth in Schedule 3.4 hereto, no Business Benefit Plan, Group Benefit Plan or Canadian Benefit Plan provides for severance pay, notice of termination, unemployment compensation or any similar payment with respect to any current or former employee, officer or director of or consultant to any Acquired Company. Except as set forth in Schedule 3.4 hereto, the consummation of the transactions contemplated by this Agreement, either separately or in conjunction with a termination of employment, will not (i) entitle any current or former employee of the Acquired Companies to severance pay, notice of termination, unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting of or increase the amount of compensation due to any such current or former employee of the Acquired Companies, or (iii) constitute or involve a "prohibited transaction" (as defined in section 406 of ERISA or section 4975 of the Code).

     (f) Schedule 3.4 hereto sets forth each Benefit Plan that is subject to Title IV of ERISA. Except as set forth in Schedule 3.4 hereto, with respect to such plans, (i) there has been no material reportable event (as described in section 4043 of ERISA) which has not been waived; (ii) no steps have been taken to terminate any such plan, (iii) there has been no withdrawal (within the meaning of section 4063 of ERISA) of a "substantial employer" (as defined in section 4001(a)(2) of ERISA); (iv) no event or condition has occurred which could reasonably be expected to constitute grounds under section 4042 of ERISA for the termination of or the appointment of a trustee to administer any such plan; and (v) if each such plan were terminated immediately after the Effective Time, there would be no material unfunded liabilities with respect to any such plan, its participants or beneficiaries or the Pension Benefit Guaranty Corporation.

     (g) Except as set forth in Schedule 3.4 hereto, no Business Benefit Plan or Group Benefit Plan is a "multiple employer plan" or a "multi-employer plan", within the meaning of ERISA or the Code and none of the Acquired Companies has any direct or indirect, actual or contingent liability with respect to any partial or complete withdrawal (as such terms are defined in sections 4203 and 4205 of ERISA) from any such multi-employer plan. Except as set forth in
Schedule 3.4 hereto, with respect to any Business Benefit Plan or Group Benefit Plan that is a multi-employer plan, (i) no such plan is, or to the Company's Knowledge is expected to be, in the process of reorganization or termination,
(ii) none of the Acquired Companies has received any notice that (A) increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, (B) any such plan is or has been funded at a rate less than required under section 412 of the Code, or (C) any such plan is or may become insolvent, and (iii) the Acquired Companies have complied in all material respects with their obligations to make contributions as required by the terms of any such plan, the terms of any collective bargaining agreements, and Applicable Law.

     (h) Except as set forth in Schedule 3.4 hereto, each Canadian Benefit Plan which is a funded plan is fully funded.

     (i) Schedule 3.4 hereto sets forth each pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, bonus, group insurance or other incentive or welfare contract, plan or arrangement relating to or with respect to its business pursuant to which any Foreign Subsidiary is a party, is bound or has any material liability.

     3.5 Labor Relations. Except as set forth in Schedule 3.5 hereto, (a) there is no pending or, to the Company's Knowledge, threatened strike, picketing, work stoppage or work slowdown involving employees of the Acquired Companies and during the past three years there has not been any such action, (b) no union is certified by the National Labor Relations Board or other Governmental Authority as collective bargaining agent for employees of any of the Acquired Companies,
(c) no written demand is pending for recognition, no election or campaign for certification is pending, and, to the Company's Knowledge, no such demand, election or campaign is scheduled, or was made or scheduled within the past three years (d) none of the Acquired Companies is a member of an employers association or a party to a collective bargaining agreement, (e) there is no unfair labor practice charge or complaint against any of the Acquired Companies pending or, to the Company's Knowledge, threatened before the National Labor Relations Board or any similar state or foreign agency, (f) there are no written grievances pending against any of the Acquired Companies arising out of any collective bargaining agreement or other grievance procedure, (g) to the Company's Knowledge, no charges with respect to or relating to any of the Acquired Companies are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices, (h) the Company has not received written notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of any Applicable Laws relating to labor or employment to conduct an investigation with respect to or relating to any of the Acquired Companies and, to the Company's Knowledge, no such investigation is in progress, (i) since the enactment of the Worker Adjustment and Retraining Notification Act (the "WARN Act"), none of the Acquired Companies has effectuated a "plant closing" or "mass layoff" (as defined in the WARN Act or any similar state, local or foreign law or regulation) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Acquired Companies, without complying with the WARN Act or similar state, local or foreign law or regulation, (j) none of the Acquired Companies' employees has suffered an "employment loss" (as defined in the WARN Act) during the ninety day period prior to the date of this Agreement, and (k) the Acquired Companies are in material compliance with their respective obligations, if any, arising under Applicable Laws relating to the termination of employees, employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other Applicable Law.

     3.6 Litigation. There are no judicial or administrative actions, claims, suits, proceedings or investigations pending or, to the Company's Knowledge, threatened against the Company that question the validity of this Agreement or any action to be taken by the Company in connection with this Agreement. Except as set forth in Schedule 3.6 hereto, there is no material litigation, action, suit, arbitration, proceeding or governmental investigation pending or, to the Company's Knowledge, threatened, or any order, injunction or decree outstanding, against or relating to any of the Acquired Companies, or any of their respective properties or assets.

     3.7 Real Property.

     (a) North American Owned Real Property.

          (i) Schedule 3.7(a) hereto sets forth, by owner, a list of all of the real or immoveable property located in the United States or Canada and owned by any Acquired Company, including the legal descriptions and street addresses thereof (the "North American Owned Real Property") and all current leases or occupancy agreements pursuant to which any Person other than an Acquired Company occupies any portion of the North American Owned Real Property (the "North American Tenant Agreements").

          (ii) Except as set forth on Schedule 3.7(a), no such Acquired Company has received any notice of and the Company has no Knowledge of any material violation, or claimed material violation, of any covenant, condition or other restriction, mineral right, reservation or agreement, royalty agreement, mortgage, security interest, right of way, license, easement, or other agreement to which any of the North American Owned Real Property is subject.

          (iii) Except as set forth on Schedule 3.7(a), no such Acquired Company has entered into any agreement with any Person relating to the North American Owned Real Property, which imposes upon such Acquired Company an obligation to make any contribution or dedication of money or land or to construct, install or maintain any improvements of a public or private nature, other than maintenance and like agreements entered into in the ordinary course of business.

          (iv) Except as set forth on Schedule 3.7(a), the Company has no Knowledge of any special assessments or other assessments for public improvements against any of the North American Owned Real Property the current (or any prior) periodic payment of which is unpaid and for which any such Acquired Company is liable, including without limitation, those for construction of sewer, water, gas and electrical lines and mains, streets, roads, sidewalks and curbs, and the Company has received no notice that any such assessments are currently pending or proposed.

          (v) Except as set forth on Schedule 3.7(a), each such Acquired Company has, with respect to the North American Owned Real Property owned by it, obtained all those certificates of occupancy, underwriters and building inspection certificates relating to electrical, plumbing, HVAC or other licensed or regulated work, zoning, building, housing, safety, health, fire, environmental protection, and other permits, licenses and approvals which such Acquired Company is required to obtain by Applicable Law, other than those the absence of which would not materially adversely affect such Acquired Company's ability to use and occupy such North American Owned Real Property as currently used and occupied by such Acquired Company.

          (vi) Except as set forth on Schedule 3.7(a), (A) none of the North American Owned Real Property is located, in whole or in part, within an area identified by any Governmental Authority as a flood hazard area, and
     (B) there does not exist any encroachment, fence dispute, boundary dispute, boundary line question, water dispute, or drainage dispute concerning or affecting any of the North American Owned Real Property which would materially adversely affect the ability of the Acquired Company owning the same to use and occupy such North American owned Real Property as currently used and occupied by such Acquired Company.

          (vii) Except as set forth on Schedule 3.7(a), no Acquired Company has received notice of the existence of any violation or default (or claimed violation or default) of any applicable wetlands or coastal, inland or navigable waterways laws, rules, regulations, permits or orders relating to the North American Owned Real Property owned by such Acquired Company and which, if uncured or unremedied, could reasonably be expected to materially adversely affect the ability of such Acquired Company to use and occupy such North American Owned Real Property as currently used and occupied by such Acquired Company.

          (viii) Except as set forth on Schedule 3.7(a), each Acquired Company is in material compliance with all applicable building, zoning, land use or other similar statutes, laws, ordinances, regulations, permits or other requirements in respect of the North American Owned Real Property owned by it and such Acquired Company has not received any notice of any violation (or claimed violation) of any of the foregoing, which, if uncured or unremedied, would result in the imposition of a material fine or would materially adversely affect the ability of such Acquired Company to use and occupy such North American Owned Real Property as currently used and occupied by such Acquired Company.

          (ix) None of the North American Owned Real Property is leased to any Person or to the Company's Knowledge subject to any Lien other than Permitted Liens, nor does any Person other than the Acquired Company owning the same occupy any of the North American Owned Real Property, except pursuant to the North American Tenant Agreements. Except as set forth on
     Schedule 3.7(a), no Acquired Company owning any North American Owned Real Property has received notice of any, and to the Company's Knowledge there exists no, dispute, claim, event of default or other event which constitutes or would constitute (with notice or lapse of time or both) a default by such Acquired Company under any North American Tenant Agreement, which would give the other party thereto the right to terminate such North American Tenant Agreement and by reason to which such other party could reasonably be expected to exercise such right to terminate.

          (x) Except as set forth on Schedule 3.7(a), the Company has no Knowledge of any structural defect in the buildings and improvements located on any North American Owned Real Property or the electrical, plumbing, HVAC systems thereof which could reasonably be expected to materially adversely affect the ability of the Acquired Company owning the same to use and occupy such North American Owned Real Property as currently used and occupied by such Acquired Company. Except as set forth in Schedule 3.7(a), all such buildings and improvements have been maintained by the Acquired Companies in reasonably good operating condition and repair, normal wear and tear excepted.

     (b) North American Leased Real Property.

          (i) Schedule 3.7(b) hereto sets forth, by tenant, a list of all of the real property located in the United States or Canada and leased (as tenant) by any Acquired Company (the "North American Leased Real Property") and identifies each lease or other occupancy agreement pursuant to which the tenant occupies any portion of the North American Leased Real Property (collectively, the "North American Real Property Leases"). A true, correct and complete copy of each written North American Real Property Lease and a true and correct summary of the principal terms of each oral North American Real Property Lease has been made available to Parent, Maska and Sub. Each of the North American Real Property Leases is valid, binding and in full force and effect. Except as set forth on Schedule 3.7(b), with respect to each North American Real Property Lease, (A) all rent and other amounts due and payable by the tenant thereunder on or prior to the Closing Date will have been paid prior to the Closing Date; (B) no consent of any lessor to the consummation of the transactions contemplated by this Agreement is required thereunder; and (C) the Acquired Company which is the tenant thereof has neither given nor received notice of any, and to the Company's Knowledge there exists no, dispute, claim, event of default or other event which constitutes or would constitute (with notice or lapse of time or both) a default by such Acquired Company or any other party thereunder which would give the other party thereto the right to terminate such North American Real Property Lease and by reason of which such other party could reasonably be expected to exercise such right to terminate.

          (ii) Except as set forth on Schedule 3.7(b), each Acquired Company has, with respect to each North American Leased Real Property leased by it, obtained all those certificates of occupancy, underwriters and building inspection certificates relating to electrical, plumbing, HVAC or other licensed or regulated work, zoning, building, housing, safety, health, fire, environmental protection, and other permits, licenses and approvals which such Acquired Company is required to obtain pursuant to the applicable North American Real Property Lease or by Applicable Law, other than those the absence of which would not materially adversely affect the ability of such Acquired Company to use and occupy such North American Leased Real Property as currently used and occupied by such Acquired Company.

          (iii) Except as set forth on Schedule 3.7(b), each Acquired Company is in material compliance with all applicable building, zoning, land use or other similar statutes, laws, ordinances, regulations, permits or other requirements in respect of each North American Leased Real Property leased by it and such Acquired Company has not received any notice of any violation (or claimed violation) of any of the foregoing, which, if uncured or unremedied, would result in the imposition of a material fine or would materially adversely affect the ability of such Acquired Company to use and occupy such North American Leased Real Property as currently used and occupied by such Acquired Company.

     (c) Overseas Owned Real Property; Overseas Real Property Leases. Schedule 3.7(c) hereto sets forth a list of all of the real or immoveable property located outside the United States and Canada and owned by any Acquired Company (the "Overseas Owned Real Property"). Other than month to month tenancies, leases, subleases or other leasehold interests which shall expire on or before the Closing Date, Schedule 3.7(c) hereto sets forth a true, correct and complete list of all leases, subleases or other leasehold interests with respect to real property located outside the United States or Canada held by any Acquired Company (collectively, the "Overseas Real Property Leases"). True, correct and complete copies of the Overseas Real Property Leases have been made available to Parent, Maska and Sub. Each Overseas Real Property Lease is valid, binding and in full force and effect. All rent and other sums payable by tenants are current, in all material respects, and to the Company's Knowledge, there is no condition which, with the giving of notice or passage of time or both, would constitute a material default under any Overseas Real Property Lease.

     (d) As Is, Where Is. Except as otherwise specifically set forth in this Agreement, Parent, Maska and Sub accept the condition of the North American Owned Real Property and the Overseas Owned Real Property and all interests in the North American Real Property Leases and the Overseas Real Property Leases "AS IS, WHERE IS", without any warranty whatsoever legal or otherwise, as of the Closing Date and the Company makes no representations, warranties or guarantees as to the condition, size, extent, quantity, type or value of the North American Owned Real Property or the Overseas Owned Real Property or any real or immoveable property subject to any North American Real Property Lease or Overseas Real Property Lease.

     (e) No Other Real Property or Real Property Interests. Except for the North American Owned Real Property, the Overseas Owned Real Property and the real or immoveable property leased pursuant to the North American Real Property Leases or the Overseas Real

Property Leases, none of the Acquired Companies owns, leases, operates or otherwise has any interest in any real or immoveable property.

     3.8 Tangible Personal Property. All of the fixtures, machinery and equipment material to the operation of the Business are owned, leased or licensed by one or more of the Acquired Companies. Except as set forth in
Schedule 3.8 hereto and subject to routine maintenance and scheduled replacement, such fixtures, machinery and equipment of the Acquired Companies are in reasonably good operating condition and repair, normal wear and tear excepted. All leases and licenses for such material fixtures, machinery and equipment are identified in Schedule 3.8 hereto. Except as set forth in Schedule
3.8 hereto, the interests of the Acquired Companies in such property are free and clear of all Liens other than Permitted Liens. Except as set forth in
Schedule 3.8 hereto, all of the material leases and licenses identified in
Schedule 3.8 hereto are in full force and effect and none of the Acquired Companies is in material default thereunder.

     3.9 Proprietary Rights. Schedule 3.9 hereto contains a complete and accurate list of (a) all patents, patent applications, trademark registrations and applications therefor, service mark registrations and applications therefor, and copyright registrations and applications therefor (the "Intellectual Property"), Internet domain names, trade names and material common law trademarks and service marks owned or used under license by the Acquired Companies in connection with the Business, and (b) all licenses or other agreements giving to third parties rights to use any Intellectual Property listed in Schedule 3.9. Except as set forth in Schedule 3.9 hereto, the Acquired Companies (i) own all right and interest in and to all Intellectual Property, free and clear of any Liens other than Permitted Liens, or possess licenses or other rights to use all Intellectual Property, and the Company has no Knowledge of any invalidity or breach in respect of such licenses or other rights, and
(ii) own or possess licenses or other rights to use all common law trademarks, trade names, service marks, and copyrights, and all mainframe computer software, inventions, drawings, designs, customer lists or proprietary know-how material to the conduct of the Business as it is currently conducted (collectively, the "Proprietary Rights"). Each item of Intellectual Property owned by the Acquired Companies and listed in Schedule 3.9 hereto has been, to the extent indicated in such Schedule 3.9, registered with, filed in or issued by the United States Patent and Trademark Office, the United States Copyright Office or such other domestic or foreign Governmental Authority for the territory indicated in such
Schedule 3.9, and, to the Company's Knowledge, such registrations, filings and issuances are listed in the records of such United States or foreign Governmental Authority as solely owned by the applicable Acquired Company, as set forth in Schedule 3.9 hereto, and, to the Company's Knowledge, except to the extent set forth in Schedule 3.9 hereto, such registrations, filings and issuances remain in good standing. Except as set forth in Schedule 3.9 hereto, no item of Intellectual Property owned by the Acquired Companies and listed in
Schedule 3.9 is the subject of any pending, or, to the Company's Knowledge, threatened, opposition, interference, cancellation proceeding or other adverse proceeding before any Governmental Authority. Except as set forth in Schedule
3.9 hereto, to the Company's Knowledge, there are no conflicts with or infringements upon any proprietary rights of third parties caused by the current operations of the

Business, including but not limited to the use of trademarks, trade names, service marks, patents, and copyrighted materials, that could, if adversely determined, be reasonably expected to result in a material liability or a material impairment of the Business as currently conducted. Schedule 3.9 hereto contains a complete and accurate list of all licenses or other agreements giving any of the Acquired Companies rights to intellectual property of third parties included in the Intellectual Property or the Proprietary Rights in connection with the current operations of the Business other than (i) implied licenses arising from or in connection with the sale or lease of a product, (ii) licenses for off-the-shelf software, or (iii) licenses granted in connection with the sale or lease of business equipment. Except as set forth in Schedule 3.9 hereto, all of the agreements set forth in Schedule 3.9 are in full force and effect and none of the Acquired Companies is in material default under any of them and, to the Company's Knowledge, no other party to any such agreement is in material default thereunder and no royalties or other fees in lieu of royalties are payable by the Acquired Companies for the use of or right to use any intellectual property of third parties included in the Intellectual Property or Proprietary Rights, except pursuant to the agreements set forth on Schedule 3.9. Except as set forth in Schedule 3.9 hereto, to the Company's Knowledge, there is no infringement by or claim of infringement against any third party of any Intellectual Property or Proprietary Rights of the Acquired Companies that could, if adversely determined, be reasonably expected to result in a material liability or a material impairment of the Business as currently conducted.

     3.10 Absence of Certain Changes or Events. Except as contemplated in this Agreement or as set forth in Schedule 3.10 hereto, since December 31, 1997, (i) the Acquired Companies have conducted the Business only in the ordinary course and in a manner consistent with past practice, (ii) the Acquired Companies have not taken any action which would be prohibited pursuant to Sections 5.1(b), (c),
(d), (f), (g), (h) or (o) if taken after the date hereof, and (iii) there has not been any change in the results of operations, condition (financial or otherwise), properties, assets or business of the Acquired Companies, which, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect.

     3.11 Environmental Matters.

     (a) Except as set forth in Schedule 3.11:

          (i) the Acquired Companies are, and have been at all times since December 29, 1992, in compliance with all applicable Environmental Laws (which compliance includes the possession by the Acquired Companies of all Permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof),

          (ii) the Acquired Companies have not received any written communication, whether from a Governmental Authority, citizens group, employee or other Person, alleging that the Acquired Companies are, or were at any time since December 29, 1992, not in such compliance, nor, to the Company's Knowledge, has any such oral communication been received from a Governmental Authority, and

          (iii) there are no present, and since December 29, 1992 there have been no, and, to the Company's Knowledge, prior to December 29, 1992 there were no, actions, activities, circumstances, conditions, events or incidents that may prevent or interfere with such compliance in the future, except, in each case, where failure to be in compliance would not have a Company Material Adverse Effect. All Permits currently held by the Acquired Companies pursuant to applicable Environmental Laws are identified in Schedule 3.11.

     (b) Except as set forth in Schedule 3.11, there is no Environmental Claim pending or to the Company's Knowledge threatened against the Acquired Companies or, to the Company's Knowledge pending or threatened against any Person whose liability for any Environmental Claim the Acquired Companies have or may have retained or assumed either contractually or by operation of law, which in each case, would have a Company Material Adverse Effect.

     (c) Except as set forth in Schedule 3.11, since December 29, 1992 there have been, and prior to December 29, 1992 to the Company's Knowledge, there were no actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Hazardous Material, which could form the basis of any Environmental Claim against the Acquired Companies, or to the Company's Knowledge, against any Person whose liability for any Environmental Claim the Acquired Companies have or may have retained or assumed either contractually or by operation of law, which, in each case, would have a Company Material Adverse Effect.

     (d) The Company has delivered or otherwise made available for inspection to Parent true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring, copies of which are currently maintained by the Company, it agents, or representatives pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Acquired Companies, or regarding the Acquired Companies' compliance with applicable Environmental Laws.

     3.12 Financial Statements. The audited consolidated balance sheets and the audited consolidated statements of operations and cash flows for the Company and its Subsidiaries as of and for the years ended December 31, 1997 and 1996 (collectively, the "Financial Statements"), and the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 27, 1998 and as of August 28, 1998 and unaudited consolidated statement of operations and cash flows of the Company and its Subsidiaries for the periods then ended (collectively, the "Interim Financials"), copies of which are attached as an Appendix to hereto, have, except as described in Schedule 3.12 hereto, been prepared in accordance with generally accepted accounting principles consistently applied with past practice and present fairly the consolidated financial positions of the Company and its Subsidiaries as of the dates indicated, and the consolidated related results of operations and cash flows of the Company and its Subsidiaries, for the periods indicated, subject, in the case of the Interim Financials, to normal year end adjustments. The Financial Statements and the Interim Financials are or were in accordance with the books and records of the Company and its Subsidiaries (it being understood that certain Subsidiaries and business divisions were disposed of subsequent to the dates as of which certain of the financial statements were presented) and such books and records in reasonable detail accurately and fairly reflect or reflected the financial transactions of the Company and its Subsidiaries. Since June 27, 1998, there has been no change in any of the significant accounting policies, practices, or procedures of any Acquired Company.

     3.13 No Undisclosed Liabilities. Except as set forth in Schedule 3.13 hereto, as of the date of this Agreement there are no material liabilities or obligations of any nature (whether absolute, accrued, contingent, unasserted, determined, determinable, or otherwise) of the Acquired Companies which (a) are not shown on the Financial Statements or the notes thereto, or in the Interim Financials, or (b) which have not been incurred in the ordinary course of business since December 31, 1997.

     3.14 Taxes. Except as set forth in Schedule 3.14 hereto:

     (a) Each of the Acquired Companies has timely filed, or been included in, all federal, state, local and foreign Tax Returns required to be filed by them and all such Tax Returns are true, complete and correct in all material respects.

     (b) Except to the extent adequately reserved for in accordance with generally accepted accounting principles, all income and franchise Taxes and other Taxes due and payable by each of the Acquired Companies have been timely paid in full. The Financial Statements and the balance sheet included in the Interim Financials reflect an adequate accrual or reserve for all Taxes payable by the Acquired Companies for all taxable periods and portions thereof through the date of such Financial Statements or Interim Financials, as the case may be.

     (c) No deficiencies for any Taxes have been proposed, asserted or assessed by any Governmental Authority against any of the Acquired Companies that have not been fully paid or adequately provided for in the appropriate financial statements of the Acquired Companies. No issues relating to Taxes have been raised by any Governmental Authority during any presently pending audit or examination.

     (d) Each of the Acquired Companies have withheld all Taxes required to have been withheld and paid by them or on their behalf in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and such withheld Taxes have either been duly paid to the proper Governmental Authority or set aside in accounts for such purpose.

     (e) There are no Liens for Taxes upon the assets or properties of any of the Acquired Companies except for statutory Liens for current Taxes not yet delinquent.

     (f) None of the Acquired Companies has requested any extension of time within which to file any Tax Return in respect of any taxable year which has not since been filed and no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns has been given by or on behalf of any of the Acquired Companies.

     (g) No power of attorney has been granted by or with respect to any of the Acquired Companies with respect to any matter relating to Taxes.

     (h) None of the Acquired Companies has filed a consent under Section 341(f) of the Code concerning collapsible corporations.

     (i) None of the Acquired Companies is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.

     (j) None of the Acquired Companies has made any payments, nor is any of them obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments that will not be deductible under Section 280G of the Code or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

     (k) None of the Acquired Companies is a party to any Tax allocation or sharing agreement or arrangement (whether or not in writing) that includes any party other than an Acquired Company.

     (l) None of the Acquired Companies has executed or entered into a closing agreement that could affect its Tax liability for any period after the Closing Date pursuant to Section 7121 of the Code or any similar provision of state, local or foreign law.

     (m) None of the Acquired Companies has agreed to or is making adjustments pursuant to Section 481(a) of the Code or any other Applicable Laws relating to Tax matters that could affect its Tax liability for any period after the Closing Date by reason of change in accounting method initiated by any of the Acquired Companies nor has the Internal Revenue Service or any equivalent Government Authority proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of any of the Acquired Companies.

     (n) Any provision of this Agreement to the contrary notwithstanding, the Company makes no representation or warranty whatsoever concerning the Tax consequences to Parent,

Sub, Maska, or any Acquired Company of the Tropsport Share Purchase (the "Tax Consequences"), and Parent shall and shall cause Maska and the Surviving Corporation to indemnify and hold harmless the holders of Company Stock outstanding immediately prior to the Closing from and against any and all Taxes arising from or in connection with such Tax Consequences ("Tax Costs"). Parent
(i) shall have the sole right to represent the holders of the Company Stock outstanding immediately prior to the Closing with respect to any notice of deficiency, proposed adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim in respect of which Parent, Maska or the Surviving Corporation would be liable for any resulting Tax Costs pursuant to the preceding sentence, and (ii) may, in connection therewith, employ counsel of its choice, at its expense.

     3.15 Material Contracts. Schedule 3.15 hereto contains a list of the following contracts (the "Material Contracts"), in effect as of the date hereof, of the Acquired Companies:

     (a) all commitments and agreements for the purchase or sale of any equipment, materials or supplies that involve in excess of $50,000 for any one contract, other than purchase orders (whether issued or received) in the ordinary course of business;

     (b) all agreements with customers that involve a payment to any of the Acquired Companies of more than $50,000 for any one contract, other than purchase orders (whether issued or received) in the ordinary course of business;

     (c) all contracts for the employment or compensation of any employee of any of the Acquired Companies individually in excess of $100,000 per year or which contain a provision relating to a change of control of any of the Acquired Companies;

     (d) all partnership, joint venture contracts, or other agreements involving a sharing of profits;

     (e) all contracts (other than of the type described in clause (c) of this Section 3.15) with sales representatives, manufacturer's representatives, distributors, dealers, brokers, sales agents, advertising agencies or other Persons engaged in sales, distribution or promotional activities, which obligates any Acquired Company to pay an amount in the aggregate of $50,000 or more, other than purchase orders (whether or issued or received) in the ordinary course of business;

     (f) all contracts pursuant to which the geographical area in which any of the Acquired Companies or any other Person may conduct business or the type or scope of business which may be conducted by any of them is restricted;

     (g) all powers of attorney or agency agreements (other than of the type described in clause (e) of this Section 3.15, without regard to the materiality thereof) with any Persons (excepting employees of any of the Acquired Companies) pursuant to which such Persons are granted the authority to act, in any material respect, for or on behalf of any of the Acquired Companies, or any of the Acquired Companies is granted the authority to act, in any material respect, for or on behalf of any other Persons;

     (h) all contracts between any of the Acquired Companies and any of their Affiliates;

     (i) all Tax sharing agreements or Tax assumption agreements;

     (j) all contracts containing a right of first refusal with respect to any assets with a fair market value in excess of $50,000;

     (k) all agreements involving the acquisition or disposition, whether by merger, consolidation, purchase of assets or otherwise, of a substantial equity interest in or substantial portion of the assets of any business or any Person or division thereof, pursuant to which there are executory obligations owing to or by any Acquired Company;

     (l) all agreements providing for the indemnification by any Acquired Company of any officer, director, or employee of any Acquired Company or of Mancuso/Equity Partnership No. 4, L.P. or any Affiliate thereof; and

     (m) all other leases, commitments, agreements and instruments (including, but not limited to, mortgages, indentures and other agreements and instruments relating to indebtedness for borrowed money or guarantees or undertakings to answer for the debts or defaults of another, but excluding purchase orders and sales orders in the ordinary course of business not otherwise referred to herein), that individually are material to the Acquired Companies as a whole or involve an anticipated receipt or expenditure of $50,000 or more, to which any of the Acquired Companies is a party or by which any of their respective properties are bound that are not otherwise disclosed in this Agreement or in a Schedule hereto.

     The Company has made available to Parent, Maska and Sub true and complete copies of all written contracts and summaries of all oral contracts set forth in
Schedule 3.15 hereto. Except as set forth in Schedule 3.15 hereto, all of the contracts so set forth are in full force and effect and there has not occurred under any of the Material Contracts any alleged or actual breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default or would result in the termination of or acceleration of any performance under, or the right to terminate or accelerate performance (with the passage of time, notice or both) by the Acquired Companies, or to the Company's Knowledge, by any other party to any Material Contract, which remains unremedied as of the date of this Agreement, except for those which in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. Except as set forth in Schedule 3.15 hereto, to the Company's Knowledge, as of the date of this Agreement, no Significant Vendor or Significant Customer of any Acquired Company has threatened to terminate or modify (in an manner adverse to such Acquired Company) its business relationship for reasons not directly related to the impending announcement of this Agreement.

     3.16 Compliance with Laws; Permits. The Acquired Companies are in compliance in all material respects with Applicable Laws. To the Company's Knowledge, Schedule 3.16 hereto identifies all licenses, permits, orders or approvals or certifications of all Governmental Authorities, the Hockey Equipment Certification Counsel, the Canadian Standards Association and the European Community held by or in effect with respect to the Acquired Companies (collectively, the "Permits") and the Permits constitute all licenses, permits, orders or approvals or certifications of all Governmental Authorities, the Hockey Equipment Certification Counsel, the Canadian Standards Association and the European Community required to be held by or in effect with respect to the Acquired Companies for the conduct of the Business, as presently conducted, except such the absence of which could not reasonably be expected to result in a Company Material Adverse Effect. Except as set forth on Schedule 3.16, to the Company's Knowledge, no proceeding for the challenge, revocation, suspension, cancellation or termination of any of the Permits is pending or threatened. Each product model currently being manufactured and sold by the Acquired Companies which requires certification by the Hockey Equipment Certification Counsel, Canadian Standards Association or European Community in order for such model to be sold in compliance with Applicable Laws in the jurisdictions in which the Acquired Companies are currently selling such model has been so certified.

     3.17 Insurance. Schedule 3.17 hereto sets forth a list of all policies or binders of insurance held by or on behalf of any of the Acquired Companies (specifying the insurer, the policy number or covering note number with respect to binders, and describing each pending claim thereunder of more than $100,000). The Acquired Companies are not in default (including with respect to the payment of premiums) in any material respect under any policy or binder so set forth. Except as set forth in Schedule 3.17 hereto, none of the Acquired Companies has received a notice of cancellation or non-renewal of any such policy or binder. The coverage afforded by such policies is sufficient to place the Acquired Companies in material compliance with insurance under Applicable Laws or pursuant to Material Contracts. Except as set forth in Schedule 3.17 hereto, none of the Acquired Companies has been refused any insurance, been denied coverage on any claim, nor has any coverage been limited by any insurance carrier to which any of the Acquired Companies have applied for any such insurance or with which they have carried insurance during the last five years or such lesser period as such Acquired Company has been a Subsidiary of the Company.

     3.18 Certain Employees. Schedule 3.18 hereto sets forth the names, title or job descriptions, and total compensation of each individual currently a consultant or employee of any Acquired Company whose annual rate of compensation for 1997 (including bonuses and commissions) exceeded $100,000. Except as set forth in Schedule 3.18 hereto, during the six months prior to the date hereof each of the employees listed therein has devoted his principal time and efforts to the Business. Except as set forth in Schedule 3.18 hereto, the salaries and bonuses of all officers and employees of the Acquired Companies are paid by one or more of the Acquired Companies.

     3.19 Products Liability Experience. Schedule 3.19 hereto sets forth, to the Company's Knowledge, a true and complete list, in all material respects, of all Products Liability Claims to which any of the Acquired Companies has been a party which respect to the Business, since January 1, 1996. Except as set forth on Schedule 3.19 hereto, since January 1, 1993, none of the Acquired Companies has been subject to any proceedings before the Consumer Products Safety Commission or any foreign equivalent body.

     3.20 Liens and Encumbrances. Except as set forth in Schedule 3.20 hereto and except as provided in Sections 3.2, 3.7, 3.8 and 3.9 with respect to the categories of properties or assets covered thereby, the Acquired Companies have good and valid title to (or in the case of immoveable and real property, good and marketable title to), or valid and subsisting rights in, all of their properties and assets, free and clear of any Lien other than Permitted Liens.

     3.21 Inventory. The inventory of the Acquired Companies was produced or acquired by the Acquired Companies in the ordinary course of business and consists of raw materials and supplies, manufactured and processed parts, work in process, and finished goods (including any of the foregoing in transit). Such finished goods (including finished goods in transit) are merchantable and are not obsolete and are valued in accordance with the past custom and practice of the Acquired Companies, subject to customary year-end adjustment.

     3.22 Receivables. All notes and accounts receivable of the Acquired Companies are valid receivables subject to no setoffs or counterclaims, subject to the reserves for (a) doubtful accounts, (b) customer credit claims, (c) volume rebates, and (d) co-op credits, reflected in the balance sheet included in the Interim Financials, as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Acquired Companies.

     3.23 Product Warranty. Substantially all of the products manufactured, sold, leased, and delivered by the Acquired Companies in connection with the Business have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and the Acquired Companies do not have any material liability for replacement or repair thereof or other damages in connection therewith, subject to the reserve for product warranty claims reflected in the balance sheet included in the Interim Financials, as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Acquired Companies. Copies of the standard terms and conditions of sale or lease for each of the Acquired Companies (containing applicable guaranty, warranty, and indemnity provisions) are attached as an Appendix to Schedule 3.23 hereto. Schedule 3.23 sets forth the estimated aggregate annual cost to the Acquired Companies of warranty obligations for customers for each of the three preceding fiscal years and the current fiscal year to the date of the Interim Financials. Except as set forth on Schedule 3.23, to the Company's Knowledge there are no defects in the design or methods of manufacture of the products of the Business which would result in a material adverse affect to the intended performance thereof or create an unusual risk of injury to person or property, in each case, if used properly and solely for the intended use thereof and strictly in accordance with appropriate safety precautions considering the inherently dangerous nature of the activities in which such products are employed.

     3.24 Certain Payments. Except as set forth in Schedule 3.24 hereto, since January 1, 1993, no Acquired Company or director, officer, agent, or employee of any Acquired Company, or, to the Company's Knowledge, any other Person associated with or acting for or on behalf of any Acquired Company, has directly or indirectly (a) made any material contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Company or any Affiliate of an Acquired Company, or (iv) in violation of any Applicable Law, the effect of which in each case specified in this clause (a) could reasonably be expected to subject any Acquired Company to a material fine, penalty, or other liability or disability or, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Companies.

     3.25 Assets Complete. Except as set forth on Schedule 3.25 hereto, the Acquired Companies own, hold, license, or otherwise possess such assets, properties, licenses and rights necessary to the operation of the Business as currently conducted.

     3.26 Certain Interests. Except as set forth on Schedule 3.26, no Affiliate of any Acquired Company or of Mancuso/Equity Partnership No. 4, L.P. has any interest (other than as a stockholder of the Company) in any property used in or pertaining to the Business or any customer or supplier (other than as a passive investor in any securities of a corporation, partnership, trust, or other entity) doing business with the Acquired Companies. Except with respect to those interests listed on Schedule 3.26 and transactions solely between the Acquired Companies, none of the Acquired Companies is a party to any transaction with any Affiliate of any of the Acquired Companies or of Mancuso/Equity Partnership No. 4, L.P.

     3.27 Full Disclosure. To the Company's Knowledge, there is no existing event, occurrence, fact, condition, or anticipated change having specific applicability to the Acquired Companies which has resulted in a Company Material Adverse Effect since January 1, 1997, or could reasonably be expected to result in a Company Material Adverse Effect and which is not disclosed in this Agreement, the Schedules and the documents referred to herein and therein taken as a whole. No representation or warranty of the Company in this Agreement, when read in conjunction with the Schedule(s) applicable thereto and the documents referred to in such Schedule(s), contains any untrue statement of material fact or omits to state a material fact necessary to make such representations and warranties, in light of the circumstances in which they were made, not misleading.

4. REPRESENTATIONS AND WARRANTIES OF PARENT, MASKA AND SUB.

     Parent, Maska and Sub jointly and severally represent and warrant to the Company as follows:

     4.1 Organization, Standing and Power. Each of Parent, Maska and Sub is a corporation duly incorporated, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use. Each of Parent, Maska and Sub is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not have a Parent Material Adverse Effect. Parent, Maska and Sub have delivered to the Company correct and complete copies of the Organizational Documents of each of Parent, Maska and Sub, as currently in effect.

     4.2 Capital Structure of Sub. As of the date hereof, the authorized capital stock of Sub consists of 1,000 shares of Common Stock, par value $.01 per share, all of which are validly issued, fully paid and nonassessable and are owned of record and beneficially by Parent.

     4.3 Authority; No Conflict.

     (a) Each of Parent, Maska and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent, Maska and Sub and the consummation by Parent, Maska and Sub of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent, Maska and Sub. This Agreement has been duly executed and delivered by Parent, Maska and Sub and constitutes a valid and binding obligation of each of them enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally, and (ii) general equitable principles.

     (b) Except as set forth in Schedule 4.3(b) hereto, the execution and delivery of this Agreement by Parent, Maska and Sub does not, and the consummation by Parent, Maska and Sub of the transactions contemplated hereby will not, (i) result in any Violation pursuant to any provision of the Organization Documents of Parent, Maska or Sub or (ii) except as contemplated by
Section 4.3(c), result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation or instrument, or of any Applicable Law, applicable to Parent, Maska or Sub or their respective properties or assets which Violations in the aggregate would have a Parent Material Adverse Effect.

     (c) Except as set forth in Schedule 4.3(c) hereto, no Consent or Filing is required by Parent, Maska or Sub, or by any Affiliate of Parent with respect to Parent, Maska, Sub or any other Affiliate of Parent, in connection with the execution and delivery of this Agreement by Parent, Maska and Sub or the consummation by Parent, Maska and Sub of the transactions contemplated hereby, except for (i) any required Filing of a pre-merger notification report by Parent under the HSR Act, any required Filing of a pre-notification of the proposed merger under the Competition Act, and any required Consent of or Filing with any Governmental Authority under any other Antitrust Law, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (iii) any required filing under the Investment Canada Act.

     4.4 Litigation. There are no judicial or administrative actions, claims, suits, proceedings or investigations pending or, to the Knowledge of Parent, Maska or Sub, threatened against Parent, Maska or Sub that question the validity of this Agreement or any action to be taken by Parent, Maska or Sub in connection with this Agreement. There is no litigation, action, suit, arbitration, proceeding or governmental investigation pending or, to the Knowledge of Parent, Maska or Sub, threatened, or any order, injunction or decree outstanding, against or relating to Parent, Maska or Sub that, if adversely determined, could reasonably be expected, in the aggregate, to have a Parent Material Adverse Effect.

     4.5 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     4.6 Financing. Parent has furnished to the Company correct and complete copies of written commitments from third parties (the "Financing Commitments") committing to provide Parent or Maska, as the case may be, on the terms and conditions set forth therein, with all of the financing as Parent will require in order to enable Parent or Maska, as the case may be, to satisfy its obligations to fund Tropsport Share Purchase Price or the aggregate Merger Consideration, as called for in Section 1.1 and its obligations under Section
1.6 relative to the Funded Debt and to fund the working capital needs of the Surviving Corporation and its Subsidiaries after the Effective Time.

     4.7 Investment Canada Act. Each of Parent and Sub is a "WTO Investor", as such term is defined in the Investment Canada Act.

5. COVENANTS RELATING TO CONDUCT OF BUSINESS.

     5.1 Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees that, except as expressly contemplated or permitted by this Agreement or as expressly provided in Schedule 5.1 hereto or in any other Schedule hereto, or to the extent that Parent shall otherwise consent in writing, which consent, in the case of Sections (k) (i), (l), (m), (n), (o), (p), (q) and
(s), will not, subject to the exercise of the reasonable business judgment of Parent, be withheld or delayed:

     (a) Ordinary Course. The Company shall cause the Acquired Companies to carry on the Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them.

     (b) Dividends; Changes in Stock. The Company shall not, nor shall the Company propose to, (i) declare or pay any dividends or make other distributions in respect of any of its capital stock (other than regular cash dividends payable on the Company Preferred Stock), (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) except pursuant to Section 3.6 of that certain Stockholders Agreement, dated as of December 29, 1992, among the Company, the "Principal Stockholder" and the "Management Stockholders" (as such terms are defined in said agreement) in connection with the termination of employment of Management Stockholders, repurchase or otherwise acquire any shares of its capital stock. The Company shall not permit Tropsport to (x) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (y) repurchase or otherwise acquire any shares of its capital stock.

     (c) Issuance of Securities. The Company shall not, and it shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any additional Subsidiary Equity, any Voting Debt or any options, warrants, conversion rights or other convertible securities, except upon conversion of any outstanding shares of Company Stock which are convertible securities or upon exercise of presently outstanding options under the MEOP which were granted.

     (d) Governing Documents. The Company shall not amend or propose to amend its Certificate of Incorporation or By-laws, or permit any of its Subsidiaries (including, Tropsport) to amend or propose to amend its Organizational Documents, at or prior to the Effective Time.

     (e) No Solicitations.

          (i) The Company shall not, directly or indirectly, nor shall it authorize or permit any of its Subsidiaries, or its or such Subsidiary's officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or such Subsidiary to solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal, or agree to endorse any Takeover Proposal. The Company shall not withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement or the Reorganization or approve or recommend, or propose to approve or recommend any Takeover Proposal, or enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to any Takeover Proposal (a "Takeover Agreement"). Upon the execution of this Agreement, the Company will immediately cease any existing activities, discussions or negotiations with any parties heretofore conducted with respect to any of the foregoing.

          (ii) Neither the Board of Directors of the Company nor any committee thereof shall (A) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Board of Directors of the Company or any such committee of this Agreement or the Reorganization, (B) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (C) enter into any Takeover Agreement.

     (f) No Acquisitions. The Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any Person or division thereof or otherwise acquire or agree to acquire any assets involving a total consideration in excess of $50,000, other than in the ordinary course of business and consistent with past practices.

     (g) No Dispositions. Other than dispositions (i) as may be required by Applicable Law to consummate the transactions contemplated hereby or (ii) in the ordinary course of business consistent with prior practice, the Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, encumber, or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, which are material, individually or in the aggregate, to the Acquired Companies.

     (h) Indebtedness. The Company shall not, and shall not permit any of it Subsidiaries to, incur any indebtedness for borrowed money or leased equipment, or guarantee any such indebtedness, or forgive any such indebtedness, or make any loans, advances, or capital contributions to any other Person, or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of others, or indemnify or agree to indemnify any other Person, except for any such action described in this Section 5.1(h) taken in the ordinary course of business consistent with prior practices or permitted by any provision of this Agreement.

     (i) Other Actions. Except as provided in this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, take any action that would or is reasonably likely to result in any of the conditions to the Reorganization set forth in Article 7 not being satisfied.

     (j) Advice of Changes. The Company shall confer on a regular and frequent basis with Parent, report on operational matters and promptly advise Parent in writing of (i) any change or event having, or which, insofar as can reasonably be foreseen, would probably have or result in, a Company Material Adverse Effect, (ii) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, and (iii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Company (or remedies with respect thereto) or the conditions to the obligations of the Company under this Agreement.

     (k) Material Contracts; Benefit Plans; Employment. The Company shall not, and shall not permit any of its Subsidiaries to (i) enter into, assume, terminate, renegotiate or amend any Material Contract (other than contracts for the purchase, sale or lease of inventory, supplies or services in the ordinary course of business) or waive any material rights or claims thereunder, (ii) adopt, or amend to increase compensation or benefits payable under, any Benefit Plan, (iii) enter into any contract, agreement, commitment or arrangement to increase in any manner, the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights, of any director, officer or other employee of the Acquired Companies, (iv) enter into or amend any employment, severance or special pay arrangement with respect to the termination of employment or other similar contract with any director or officer or other employee other than in the ordinary course of business consistent with past practice, (v) deposit into any trust (including any "rabbi trust") amounts in respect of any nonqualified employee benefit obligations or obligations to employees or directors of the Acquired Companies, or (vi) enter into any contract, agreement, commitment or arrangement to indemnify any director, officer or other employee of any Acquired Company; except with respect to clauses (ii) and (iii), for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Acquired Companies.

     (l) Compromise of Appraisal Rights. The Company shall not settle or compromise any claim for appraisal rights in respect of the Merger prior to the Effective Time.

     (m) Insurance Policies. The Company shall continue to carry, and cause its Subsidiaries to carry, existing insurance insuring its and their assets, business and properties, subject only to variations in amounts required by the ordinary operations of business, until the Effective Time.

     (n) Affiliates. The Company shall not declare, issue, make or pay, discharge or satisfy any claim, liability or obligation owing to any Acquired Company or any Affiliate thereof, or enter into an agreement with any Affiliate of the Acquired Companies, any family member of any Affiliate of the Acquired Companies or any stockholder, officer or director of the Company.

     (o) Accounting Changes. The Company shall not change any method or period of accounting, change any significant accounting policy, practice or procedure.

     (p) Tax Elections. The Company shall not make, revoke or amend any Tax election or settle or compromise any Tax liability.

     (q) Non-Compete. The Company shall not enter into any contract limiting the ability of the Acquired Companies to engage in any line of business, to compete with any Person or to conduct business in any particular geographic area.

     (r) Disclosure Schedules. Until the Closing Date, the Company shall have the continuing obligation to promptly supplement the information contained in its disclosure schedules attached herewith with respect to any matter hereafter discovered which was in existence on the date hereof and, if Known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedules.

     (s) Litigation. The Company shall not and it shall not permit any of its subsidiaries to, settle or compromise any material litigation, action, suit, arbitration, proceeding or governmental investigation against or relating to any of the Acquired Companies, or any of their respective properties or assets.

     (t) Covenants. The Company shall not agree, or make any commitment, to take any action that is or would be prohibited by this Section 5.1.

     5.2 Covenants of Parent, Maska and Sub. Except as provided in this Agreement, none of Parent, Maska or Sub shall take any action that would or is reasonably likely to result in any of the conditions to the Reorganization set forth in Article 7 not being satisfied.

6. ADDITIONAL AGREEMENTS.

     6.1 Notice of Appraisal Rights. The Company shall, as soon as practicable after the execution of this Agreement, prepare and mail to each its stockholders a notice with respect to the Merger in conformity with the provisions of Section 262 of DGCL.

     6.2 Access to Information. Upon reasonable notice, the Company shall, and shall cause it Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent, access, during normal business hours during the period prior to the Effective Time, to all of the properties, books, contracts, commitments and records (including its accountant's work papers) of the Acquired Companies and during such period, the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent all information concerning the Business, properties and personnel of the Acquired Companies as Parent may reasonably request. Parent, Maska and Sub shall hold, and cause its counsel, accountants and other agents and representatives to hold, all such information and documents in accordance with and subject to the terms of the Confidentiality Agreement.

     6.3 Stockholder Consent; Notice. The Company will, as promptly as practicable after the execution of this Agreement, take all steps necessary to obtain the approval and adoption of the Reorganization by the affirmative vote of a majority of the votes entitled to be cast by the holders of all outstanding shares of Class A Common and Company Preferred Stock voting together as a single class by their written consent pursuant to Section 228 of the DGCL, and shall, as promptly as practicable after obtaining such written consent, cause notice thereof to be mailed to those of its stockholders who have not so consented in writing in accordance with Subsection (d) of such Section 228 of the DGCL.

     6.4 Reasonable Efforts. The Company, Parent, Maska and Sub shall each use their reasonable efforts to (a) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under Applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement, (b) obtain from any Governmental Authorities or third parties any Consents required to be obtained or made by Parent, Maska, Sub or the Company or any of their Affiliates in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, and (c) make all necessary Filings, and thereafter make any other required submissions, with respect to this Agreement and the Reorganization, required under (i) any applicable securities laws, (ii) the HSR Act, the Competition Act, if applicable, and any other applicable Antitrust Laws and (iii) any other Applicable Laws; provided, however, that Parent, Maska, Sub and the Company shall cooperate with each other in connection with obtaining such Consents or making such Filings, including providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. The Company, Parent, Maska and Sub shall furnish all information required for any Filing to be made pursuant to any Applicable Law in connection with the transactions contemplated by this Agreement.

     6.5 Employee Benefit Plans. Parent, Maska, Sub and the Company agree that the Benefit Plans of the Company or any of its Subsidiaries in effect at the date of this Agreement (other than the MEOP and the outstanding employee stock options granted under the MEOP contemplated to be purchased and canceled pursuant to Section 6.6 of this Agreement) shall, to the extent reasonably practicable, remain in effect until otherwise determined after the Effective Time and, to the extent such Benefit Plans are not continued, it is the current intent of Parent and the Constituent Corporations that benefit plans which are not less favorable, in the aggregate, shall be provided to the employees previously covered by such plans.

     6.6 Stock Options. As soon as practicable after the execution of this Agreement, the Company shall deliver a notice of a "Change of Control" (as such term is defined in the MEOP) to each holder of an employee and/or director stock option granted under the MEOP. The Company, at its sole cost and expense, shall use its reasonable efforts to effect the cancellation and settlement, as of the Effective Time, of all options granted under the MEOP (whether or not exerciseable) outstanding as of the date of this Agreement; provided, however, that in no event shall the Company be required to pay to any option holder a dollar amount for each share of Company Common Stock subject to such holder's options greater than the amount by which the Common Cash Share Price exceeds the applicable exercise price per share of such option.

     6.7 Expenses.

     (a) Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, and accountants.

     (b) The Company shall be responsible for (i) the fees of the Paying Agent;
(ii) the payment of retention payments, payable by any of the Acquired Companies, or any Affiliate thereof, including those due to any of (A) Marvin Tafler pursuant to Memorandum dated April 9, 1997, (B) Ken Hall, Sylvain Racicot, John Pagotto or Michael Liquornik pursuant to Memoranda dated May 28, 1997, (C) Joanne Aucoin, Alain Bellefleur, Bernard Harbec, Sylvain Maheu or David Smallwood pursuant to Memoranda dated May 29, 1997, (D) Pierre Gauthier pursuant to Memorandum dated March 18, 1998, (E) Johnny Martinsson or Harri Kolu pursuant to Memoranda dated May 7, 1998, or (F) the individuals listed on
Schedule 6.7 (collectively, the "Retention Payments").

     (c) Parent will be responsible for the payment of the HSR Act filing fee, the Competition Act filing fee, as well as all other fees and expenses as may become payable in connection with any and all Consents or Filings made or obtained under all other Antitrust Laws irrespective of whose obligation it is to make payment under any such Antitrust Law. The Surviving Corporation (or the other applicable Acquired Company) shall be responsible for the payment of any severance payments due to any employee of any Acquired Company which become payable at or after the Closing.

     (d) The Company and Parent shall bear equally any stock transfer Tax or other similar Tax relative to the Company Stock and resulting from the Merger. The Parent and Maska shall bear all stock transfer Tax or other similar Tax relative to the Tropsport Shares and resulting from the Tropsport Share Purchase.

     6.8 Brokers or Finders. Parent, Maska and Sub, on the one hand, and the Company, on the other, respectively agree to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations arising through the indemnifying party or parties with respect to any investment banking, broker or finder's fees, commissions or expenses asserted by any Person employed or utilized as such by the indemnifying party or parties in connection with any of the transactions contemplated by this Agreement.

     6.9 Indemnification; Directors' and Officers' Insurance.

     (a) From and after the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification provisions under the Company's Certificate of Incorporation or By-laws as each is in effect on the date hereof (the Persons to be indemnified pursuant to such shall be referred to as, collectively, the "D/O Indemnified Parties"), in respect of claims as to which the Surviving Corporation has received notice prior to the expiration of 30 days following the sixth anniversary of the Closing Date. The Certificate of Incorporation and By-laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's Certificate of Incorporation and By-laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any D/O Indemnified Party. Without limiting the foregoing, after the Effective Time the Surviving Corporation shall pay all reasonable out-of-pocket fees and expenses, including reasonable legal fees, for the D/O Indemnified Parties incurred with respect to the foregoing to the fullest extent permitted under Applicable Law promptly after statements therefor are received by the Surviving Corporation; provided, however, the Person on whose behalf the expenses are paid provides an undertaking to repay such payments if it is ultimately determined that such Person is not entitled to indemnification. Parent will cause the Surviving Corporation to maintain for not less than six years from the Effective Time, directors' and officers' liability insurance covering the D/O Indemnified Parties who are presently covered by the Company's directors' and officers' liability insurance or will be so covered at the Effective Time with respect to actions and omissions occurring on or prior to the Effective Time on terms no less favorable to the D/O Indemnified Parties than such insurance maintained in effect by the Company on the date hereof. The maximum of such coverage shall be $5,000,000 in the aggregate (including claims and expenses) for the six-year notice period described in the first sentence of this Section 6.9; provided, however, that to the extent such coverage is not obtainable at less than per annum premiums in the amount of $180,000, Parent shall cause the Surviving Corporation to purchase so much coverage as may then be obtained for $180,000. The foregoing to the contrary notwithstanding, Parent shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld or delayed. The D/O Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to a D/O Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of any two or more D/O Indemnified Parties.

     (b) This Section 6.9 shall survive the consummation of the Merger at the Effective Time, is intended to be for the benefit of, and enforceable by, the Company, Parent, the Surviving Corporation and each D/O Indemnified Party and such D/O Indemnified Party's heirs and representatives, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

     6.10 Financing. Parent, Maska and Sub will use their best efforts to enter into definitive agreements (the "Definitive Financing Agreements") on terms and conditions substantially in accordance with the Financing Commitments, as soon as practicable following the date of this Agreement, and in no event later the Closing Date. Parent, Maska and Sub will furnish correct and complete copies of the Definitive Financing Agreements to the Company forthwith upon their execution and delivery. The Acquired Companies agree to expeditiously provide, and to cause their respective officers and employees to expeditiously provide, to the Parent, Maska and Sub all cooperation reasonably necessary in connection with the arrangement of the Definitive Financing Agreements and any other financing to be consummated contemporaneous with or at or after the Closing Date in respect of the transactions contemplated by this Agreement, including, without limitation, the execution and delivery of any pledge or security documents, underwriting or placement agreements, other definitive financing documents, or other requested certificates, consents, documents or financial information as may be reasonably requested by Parent, Maska or Sub, provided, however, that in connection with the foregoing, no Acquired Company shall be obligated to incur or suffer the imposition of any liability, obligation, Lien or other burden, the imposition of which is not contingent upon the consummation of the Reorganization and the transactions contemplated by the Definitive Financing Agreements.

     6.11 Public Announcements. Parent, Maska, Sub and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Reorganization and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Applicable Law.

     6.12 Certain Notifications. Each party shall promptly notify the other parties hereto in writing of the occurrence of any event which will or could reasonably be expected to result in the failure to satisfy any of the conditions specified in Article 7.

     6.13 Voting Agreement. On or prior to the date hereof, Parent, Maska and Sub have received from each Person listed on Schedule 6.13 hereto, an executed copy of a Voting Agreement, substantially in the form of Exhibit 6.13 (collectively, the "Voting Agreements").

     6.14 FIRPTA Affidavit. At the Closing, at the request of Parent and Sub (which request Parent and Sub are deemed to have made hereby), the Company shall provide to each of Parent, Sub and Paying Agent, an affidavit in compliance with the provisions of Treasury Regulation Section 1.897-2(h), substantially in the form of Exhibit 6.14, and Parent and Sub shall accept such affidavit in lieu of requiring an individual affidavit from any Company shareholder setting forth such shareholder's United States taxpayer identification number and that such shareholder is not a foreign person within the meaning of Section 1445(b)(2) of the Code, provided, however, that if the Company fails to provide such affidavit, Parent may, at its option, withhold and pay over to the appropriate Governmental Authority the amount required to be withheld under Section 1445 of the Code.

     6.15 Canada Certificate; Quebec Certificate. As soon as practicable after the execution of this Agreement, the Company shall, to the extent the following have not theretofore been filed, make all necessary Filings, and thereafter make any other required submissions, required in connection with the issuance of (a) a certificate addressed to the Company, in the form contemplated by Section 116 of the Income Tax Act (Canada), referring to proceeds of disposition at least equal to the Tropsport Share Purchase Price (the "Canada Certificate"), and (b) a certificate addressed to the Company, in the form contemplated by Sections 1097 et seq. of the Taxation Act (Quebec), referring to proceeds of disposition at least equal to the Tropsport Share Purchase Price (the "Quebec Certificate", and collectively with the Canada Certificate, the "Clearance Certificates"). Parent, Maska and Sub shall cooperate with the Company in connection with obtaining the Clearance Certificates and the making of any Filings in connection therewith.

7. CONDITIONS PRECEDENT.

     7.1 Conditions of Each Party's Obligation to Effect the Reorganization. The respective obligation of each party to effect the Reorganization shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

     (a) Stockholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of all outstanding shares of Class A Common and Company Preferred Stock voting together as a single class.

     (b) Antitrust Filings and Consents. In respect of the Filings of notifications by Parent, the Company (or any of their respective Affiliates) under the HSR Act and the Competition Act, if applicable, respectively, the applicable waiting and review periods and any extensions thereof shall have expired or been terminated and, in respect of all other Antitrust Laws, all required or permissive Filings by Parent, the Company or any of their respective Affiliates with applicable Governmental Authorities shall have been made, all applicable waiting and review periods and any extensions thereof shall have expired or been terminated and all required Consents of such Governmental Authorities shall have been obtained, except for such Filings, waiting and review periods and extensions thereof and Consents which if not made, expired or terminated, or obtained, could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect.

     (c) Other Governmental Filings and Consents. In respect of all Applicable Laws other than Antitrust Laws bearing upon the consummation of the transactions contemplated by this Agreement and except as provided in Section 7.1(f), all required or permissive Filings by Parent, the Company or any of their respective Affiliates with applicable Governmental Authorities shall have been made, all applicable waiting and review periods and any extensions thereof shall have expired or been terminated and all required Consents of such Governmental

Authorities shall have been obtained, except for such Filings, waiting and review periods and extensions thereof and Consents, which if not made, expired or terminated, or obtained could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect.

     (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Tropsport Share Purchase of the Merger shall be in effect.

     (e) Occurrence of Concurrent Transactions. The transactions respecting the payment, discharge, release or termination of all Funded Debt (other than Designated Funded Debt), Applicable Credit Documents, liabilities and obligations and Liens specified in Section 1.6 shall have occurred to the reasonable satisfaction of Parent and the Company, and there shall have been delivered to Parent the termination, release and discharge documentation referred to in Section 1.6(b).

     (f) Delivery of Clearance Certificates. The Clearance Certificates shall have been issued to the Company and true copies thereof shall have been delivered to Maska.

     7.2 Conditions of Obligations of Parent, Maska and Sub. The obligations of Parent, Maska and Sub to effect the Reorganization are subject to the satisfaction of the following conditions unless waived by Parent:

     (a) Company Representations and Warranties. The representations and warranties of the Company set forth in Article 3 shall be true in all respects at and as of the Effective Time (except for those that speak as of a specific date which shall be true at and as of such date) with the same effect as though made as of the Effective Time, except for failures of such representations and warranties to be true and correct which, when taken together, would not result in a Company Material Adverse Effect.

     (b) Performance of Company Obligations. The Company shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Company prior to or at the Closing.

     (c) Company Compliance Certificate. Parent, Maska and Sub shall have been furnished with a certificate dated the Closing Date executed by the Chairman of the Board, President or any Vice President of the Company in his or her representative capacity, and not individually, certifying to the fulfillment of the conditions specified in Sections 7.2(a) and 7.2(b), except to the extent such conditions have been waived by Parent in writing.

     (d) Opinion of Company Counsel. Parent, Maska and Sub shall have been furnished with opinions of (i) Jacobs Persinger & Parker, counsel to the Company, (ii) Stikeman, Elliott, counsel to Tropsport, and (iii) Pratt Vreeland Kennelly & Zonay, counsel to SHC Hockey, in substantially the forms of Exhibits 7.2(d)(i), (ii) and (iii) hereto.

     (e) Consents Under Agreements. There shall have been obtained the Consent of each Person (other than the Governmental Authorities referred to in Sections 7.1(b), 7.1(c), and 7.1(f)) whose Consent shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of the Company or any other Acquired Company under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except for such Consents (i) which, if not obtained, could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or (ii) which are required in connection with the consummation of the Tropsport Share Purchase and the Merger, but would not be required in connection with the consummation of the Merger alone.

     (f) Approval of Proceedings and Documentation. All proceedings to be taken and all certificates, instruments, opinions and other documents to be delivered to Parent, Maska and Sub in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to Parent and its counsel.

     (g) Resignation Letters. The Company and Sub shall have received letters of resignation, effective as of the Closing Date, from each director of the Company.

     (h) Dissenting Stockholders. None of the holders of the Company Preferred Stock shall have exercised their right to dissent to the Merger as provided by the DGCL and the holders of no more than ten percent (10%) of the outstanding Company Common Stock shall have exercised their rights to so dissent.

     (i) Voting Agreements. The Voting Agreements shall remain in full force and effect.

     (j) Company Capital Structure Certificate. Parent, Maska and Sub shall have been furnished with a certificate dated the Closing Date executed by the Chairman of the Board, President or any Vice President of the Company in his or her representative capacity, and not individually, certifying, as of the Closing Date the capital structure of the Company with the same detail as set forth in Sections 3.2(a), (b) and (c).

     (k) Tropsport Capital Structure Certificate. Parent, Maska and Sub shall have been furnished with a certificate dated the Closing Date executed by the Chairman of the Board, President or any Vice President of Tropsport in his or her representative capacity, and not individually, certifying, as of the Closing Date the capital structure of the Tropsport with the same detail as set forth in
Section 3.2(f).

     (l) Certificate of Mancuso/Equity Partnership No. 4, L.P. Parent, Maska and Sub shall have been furnished with a certificate dated the Closing Date executed by Mancuso/Equity

Partnership No. 4, L.P. ("MEP No. 4") certifying, as of the Closing Date, that
(i) MEP No. 4 has no assets or properties other than the shares of capital stock of the Company owned by it, (ii) no limited partner of MEP No. 4 holds a proportionate ownership interest therein (whether according to profit participation or voting rights, or any other means of measuring ownership interest in MEP No. 4 in accordance with Applicable Law) of more than 50% and
(iii) no Person controls, directly or indirectly, two or more of the limited partners of MEP No. 4 holding in the aggregate a proportionate ownership interest therein (whether according to profit participation or voting rights, or any other means of measuring ownership interest in MEP No. 4 in accordance with Applicable Law) of more than 50%.

     (m) GECC Financing Commitment. GECC shall not have terminated its commitment or failed to fund such commitment under the GECC Commitment Letter as a result of the failure to satisfy the one or more of the conditions set forth
(i) in paragraphs 1, 5(i) or (iv) set forth under the section entitled "Other Terms and Conditions" in the GECC Commitment Letter or (ii) in paragraph 5(ii) set forth under said Section insofar as such failure in respect of paragraph 5(ii) is attributable to the occurrence of any event, occurrence, fact, condition, effect or change in the results of operations, condition (financial or otherwise), properties, assets or business of Parent, Maska, Sub or any of their respective Subsidiaries, which, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on Parent and its Subsidiaries, taken as a whole, or a Parent Material Adverse Effect.

     7.3 Conditions of Obligation of the Company. The obligation of the Company to effect the Reorganization is subject to the satisfaction of the following conditions unless waived by the Company:

     (a) Parent, Maska and Sub Representations and Warranties. The representations and warranties of Parent, Maska and/or Sub set forth in Article 4 shall be true in all respects at and as of the Effective Time (except for those that speak as of a specific date which shall be true at and as of such date) with the same effect as though made as of the Effective Time, except for failures of such representations and warranties to be true and correct which, when taken together, would not result in a Parent Material Adverse Effect.

     (b) Performance of Parent, Maska and Sub Obligations. Parent, Maska and/or Sub shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Parent, Maska and/or Sub prior to or at the Closing.

     (c) Parent and Maska Compliance Certificates. The Company shall have been furnished with a certificate dated the Closing Date executed by the Chairman of the Board, President or any Vice President of each of Parent and Maska in his or her representative capacity, and not individually, certifying to the fulfillment of the conditions specified in Sections 7.3(a) and 7.3(b), except to the extent such conditions have been waived by the Company in writing.

     (d) Opinions of Parent Counsel and Maska Counsel. The Company shall have been furnished with opinions of (i) Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Parent and (ii) Stewart McKelvey Sterling Scales, counsel to Maska, in substantially the form of Exhibit 7.3(d) hereto.

     (e) Consents Under Agreements. There shall have been obtained the Consent of each Person (other than the Governmental Authorities referred to in Sections 7.1(b), 7.1(c), and 7.1(f)) whose Consent is listed in Schedule 4.3(c) as being required in connection with the transactions contemplated hereby.

     (f) Establishment of Paying Agent and Funding. The Paying Agent Services Agreement shall be in the full force and effect and Parent shall have deposited with the Paying Agent the aggregate funds necessary to pay the aggregate Merger Consideration.

     (g) Approval of Proceedings and Documentation. All proceedings to be taken and all certificates, instruments, opinions and other documents to be delivered to the Company in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Company and its counsel.

8. TERMINATION AND AMENDMENT.

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Reorganization by the stockholders of the Company:

     (a) by mutual written consent of Parent and the Company;

     (b) by either Parent or the Company if

          (i) there has been a material breach of any representation, warranty, covenant or agreement on the part of the Company, on the one hand, or Parent, Maska and/or Sub, on the other, set forth in this Agreement which breach has not been cured within ten business days following receipt by the breaching party of notice of such breach, or

          (ii) any permanent injunction or other order of a court or other competent authority preventing the consummation of Reorganization shall have become final and non-appealable; provided, however, that prior to any such termination pursuant to this clause (ii) Parent and the Company shall, and shall cause their respective financial and legal advisors to, negotiate in good faith and for a reasonable period of time to make such adjustments in the terms and conditions of the Tropsport Share Purchase or the Merger as would enable the party seeking termination to proceed with the transaction;

     (c) by either Parent or the Company if, without fault of such terminating party, the Reorganization shall not have been consummated on or before the Termination Date; provided, however, that if the sole reason for the failure of the Reorganization to be consummated is the failure of the condition set forth in Section 7.2(m) the provisions of Section 8.1(d) shall govern the termination of this Agreement; and

     (d) by Parent, if at any time on or before the Termination Date GECC shall have terminated its commitment under the GECC Commitment Letter, or by either Parent or the Company effective as of the Termination Date, if as of the Termination Date GECC shall have terminated such commitment or failed to fund such commitment, in each case as a result of the failure of one or more of the conditions specified in clauses (i) and (ii) of Section 7.2(m), and in each case subject however to the joint and several obligation of Parent and Maska to compensate the Company pursuant to Section 8.2(b).

     8.2 Effect of Termination.

     (a) In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void and there shall be no liability on the part of any of Parent, Maska, Sub or the Company or their respective directors and officers, except (a) as set forth in the last sentence of Section 6.2, in
Section 6.7, in Section 6.8 and in Section 8.2(b), and (b) for any breach of this Agreement which allows for the termination of this Agreement under Section 8.1(b)(i). Parent's obligations under the Confidentiality Agreement shall survive the termination of this Agreement.

     (b) If after the date hereof and during the term of this Agreement, Parent or the Company shall have terminated this Agreement pursuant to Section 8.1(d), then Parent and Maska agree jointly and severally, if requested by the Company to promptly, but in no event later than 30 days after the date of such request, pay the Company a termination fee of $1,000,000, which amount shall be payable in same day funds. The Company represents that without this agreement, it would not enter into this Agreement. The agreement relating to the payment of such termination fee is the sole and exclusive remedy of the Company for any termination of this Agreement pursuant to Section 8.1(d).

     8.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Reorganization by the stockholders of the Company, but, after any such approval, no amendment shall be made which pursuant to the DGCL requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Notwithstanding the foregoing, Parent, Maska and Sub acknowledge their understanding that the Company shall not agree to amend, in a manner adverse to the holders of the Subordinated Notes, any provision of Section 1.6 dealing with the Subordinated Notes without the express concurrence of the holders of the Subordinated Notes.

     8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other actions of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Notwithstanding the foregoing, Parent, Maska and Sub acknowledge their understanding that the Company shall not agree to waive, in a manner adverse to the holders of the Subordinated Notes, any provision of Section 1.6 dealing with the Subordinated Notes without the express concurrence of the holders of the Subordinated Notes.

9. GENERAL PROVISIONS.

     9.1 Non-Survival of Representations and Warranties. None of the representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and each of them shall expire with, and be terminated and extinguished by, the Reorganization. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, including Sections 3.14(n), 6.7, 6.8, and 6.9.

     9.2 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (c) sent by next-day or overnight mail or delivery, or (d) sent by telecopy or telegram:

          (i) if to Parent, Maska or Sub, to:

                    SLM International, Inc.
                    2, Place Alexis Nihon
                    3500, Boul. de Maisonneuve Ouest, Suite 800
                    Westmount, Quebec H3Z 3C1
                    Fax No.:  (514) 932-6043

              with a copy to:

                    Wellspring Capital Management, LLC
                    620 Fifth Avenue, Suite 21B
                    New York, New York 10021-1579
                    Att'n: Greg S. Feldman
                    Fax No.:  (212) 332-7575
              with a further copy to

                    Skadden, Arps, Slate, Meagher
                      & Flom, LLP
                    919 Third Avenue
                    New York, New York  10022
                    Att'n: Howard L. Ellin
                    Fax No.:  (212) 735-2000


          (ii) if to the Company, to:

                    Sports Holdings Corp.
                    c/o Mancuso and Company
                    10 East 53rd Street
                    New York, New York  10022
                    Att'n: Arnold E. Spangler
                    Fax No.:  (212) 308-0183

               with a copy to:

                    Marc J. Adelsohn
                    Jacobs Persinger & Parker
                    77 Water Street, 17th Floor
                    New York, New York  10005
                    Fax No.:  (212) 742-0938

               with a further copy to:

                    Tropsport Acquisitions Inc.
                    1200 55th Avenue
                    Lachine, Quebec H8T 3J8
                    Att'n:  Marvin Tafler
                    Fax No.:  (514) 636-5751

         (iii) if to the Process Agent, to:

                    CT Corporation System
                    Corporation Trust Center
                    1029 Orange Street
                    Wilmington, Delaware  19801
                    Fax No.:  (302) 655-5049
               with a copy to:

                    Marc J. Adelsohn
                    Jacobs Persinger & Parker
                    77 Water Street, 17th Floor
                    New York, New York  10005
                    Fax No.:  (212) 742-0938

               with a further copy to:

                    Skadden, Arps, Slate, Meagher
                      & Flom, LLP
                    919 Third Avenue
                    New York, New York  10022
                    Att'n:  Howard L. Ellin
                    Fax No.:  (212) 735-2000

or, in each case, at such other address as may be specified in writing to the other parties hereto.

     All such notices, requests, demands, waivers and other communications shall be deemed to have been received (A) if by personal delivery on the date of such delivery, (B) if by certified or registered mail, on the seventh Business Day after the mailing thereof, (C) if by next-day or overnight mail or delivery, on the day delivered, or (D) if by telecopy or telegram, on the next day following the day on which such telecopy or telegram was sent.

     9.3 Interpretation. When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article, Section or Schedule of or to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. Whenever in this Agreement a party is obligated to use "reasonable efforts" to achieve a result, such party shall be deemed obligated to use the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use reasonable efforts under this Agreement shall not obligate any party hereto to pay any costs or expenses or other consideration (except for customary filing fees and other ordinary administrative charges) or incur any obligation to any third party, in order to obtain any Consent from such third party. Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, the feminine or the neuter gender shall include the masculine, the feminine and the neuter.

     9.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

     9.5 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and instruments referred to herein, whether or not annexed hereto as an Exhibit, Schedule or Appendix), (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 6.9, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. The parties hereby acknowledge that, except as otherwise specifically provided in this Agreement or as hereinafter agreed to in writing, no party shall have the right to acquire or shall be deemed to have acquired shares of capital stock of the other party pursuant to the Merger until consummation thereof.

     9.6 SUBMISSION TO JURISDICTION. PARENT AND THE COMPANY EACH SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN NEW YORK, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT, AND AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT. PARENT AND THE COMPANY EACH WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY, OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. IN ANY SUCH ACTION OR PROCEEDING, IF SERVICE OF PROCESS UPON ANY PARTY, BY DELIVERY IN PERSON OR BY MAILING BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, HAS BEEN ATTEMPTED WITHOUT SUCCESS ON AT LEAST TWO DIFFERENT OCCASIONS, AT LEAST SEVEN DAYS APART, WITHIN A 20 DAY PERIOD, THEN SUCH PARTY MAY BE SERVED BY SENDING OR DELIVERING A COPY OF THE PROCESS (A) TO THE PARTY TO BE SERVED AT THE ADDRESS AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 9.2 ABOVE OR (B) TO THE PARTY TO BE SERVED IN CARE OF THE PROCESS AGENT (AS DEFINED BELOW) AT THE ADDRESS AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 9.2 ABOVE. IN THE EVENT THAT SUCH ALTERNATIVE METHODS OF SERVICE BECOME NECESSARY, PARENT AND THE COMPANY HEREBY APPOINT CT CORPORATION SYSTEM, A DELAWARE

CORPORATION (THE "PROCESS AGENT"), AS ITS AGENT TO RECEIVE ON ITS BEHALF SUCH SERVICE OF PROCESS. NOTHING IN THIS SECTION 9.6, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. PARENT AND THE COMPANY EACH AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

     9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in New York without regard to the principles thereof regarding the choice of law, except to the extent that the laws of the State of Delaware shall specifically and mandatorily apply to the Merger.

         9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that each of Maska and Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly-owned Subsidiary of Parent; provided, that the assignee (a) is a corporation duly incorporated, organized and existing under the DGCL and (b) is able to satisfy all representations, warranties, agreements and covenants of or concerning Maska or Sub, as the case may be, set forth in this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by and against the parties and their respective successors and permitted assigns.

     9.9 Currency; Foreign Exchange. Unless otherwise indicated, all dollars ($'s) specified in this Agreement shall mean United States dollars. Where necessary, all foreign currency shall be converted to U.S. dollar equivalents determined on the basis of the spot exchange rate published in the Wall Street Journal on the Business Day last preceding the date of determination.

     9.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     IN WITNESS WHEREOF, Parent, Maska and Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                      "PARENT"

                                      SLM INTERNATIONAL, INC.

                                      By:_________________________
                                      Name:_______________________
                                      Title:______________________

Attest:

----------------------------
Name:_______________________
Title: Secretary

                                      "MASKA"

                                      SPORT MASKA INC.

                                      By:_________________________
                                      Name:_______________________
                                      Title:______________________

Attest:

----------------------------
Name:_______________________
Title: Secretary

                                      "SUB"

                                      SLM ACQUISITION CORP.

                                      By:_________________________
                                      Name:_______________________
                                      Title:______________________

Attest:

----------------------------
Name:_______________________
Title: Secretary

                                      "COMPANY"

                                      SPORTS HOLDINGS CORP.

                                      By:_________________________
                                      Name:_______________________
                                      Title:______________________

Attest:

----------------------------
Name:_______________________
Title: Secretary

                                  APPENDIX I TO

        AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement"), dated as of October 6, 1998, among SLM INTERNATIONAL, INC., SPORT MASKA
             INC., SLM ACQUISITION CORP., and SPORTS HOLDINGS CORP.
       ------------------------------------------------------------------


     The terms defined in this Appendix I, whenever used in the Agreement (including in the Schedules thereto), shall have the respective meanings indicated below for all purposes of the Agreement. All references herein to a Section, Article or Schedule are to a Section, Article or Schedule of or to the Agreement, unless otherwise indicated.

     "Accrued Dividend Amount" an amount per share equal to (a) $6.50, multiplied by (b) a fraction having (i) as its numerator the number of days in the period from the date through which a dividend was last paid to holders of the Company Preferred Stock to the Closing Date (provided, however, that in calculating the number of days in such period (A) each full calendar month in such period shall be deemed to have 30 days, (B) the first day of the period shall be included, and (C) the last day of the period shall be excluded), and
(ii) as its denominator 360.

     "Acquired Companies" the Company and its Subsidiaries, collectively.

     "Affiliate" of any Person, any partner, officer or director of such Person or any Person that directly or indirectly controls, or is controlled by, or is under common control with, such Person, including any Subsidiary of such Person.

     "Antitrust Law" any Applicable Law respecting competition, monopolies or restrictive trade practices pursuant to which one or more of the parties to the Agreement, or one or more of their respective Affiliates, are required or permitted to make one or more Filings with a Governmental Authority, required to allow a waiting or review period to expire before proceeding or required to


                                 Appendix I - 1
obtain a Consent from a Governmental Authority, in connection with the Reorganization, including the HSR Act and the Competition Act.

     "Applicable Credit Documents" as defined in Section 1.6(b).

     "Applicable Laws" all applicable provisions of all (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, (b) consents, approvals or authorizations of, or designations, declarations or filings with, or reports to, or permits, franchises or concessions from any Governmental Authority and (c) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

     "Benefit Plan" as defined in Section 3.4(a).

     "Business" the business conducted by the Acquired Companies with respect to importing, sourcing, designing, manufacturing, marketing and distributing (a) ice, in-line and street hockey equipment, including (i) sticks, (ii) protective equipment, (iii) goalie equipment, (iv) ice and in-line skates, (v) helmets, pants, bags, jerseys and other equipment used in or relating to ice, in-line or street hockey, and (b) other incidental sporting goods.

     "Business Benefit Plan" as defined in Section 3.4(a).

     "Business Day" a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close.

     "Canada Certificate", as defined in Section 6.15.

     "Canadian Benefit Plan", as defined in Section 3.4(a).

     "Certificate of Merger" as defined in Section 1.3.

     "Certificates" as defined in Section 2.4.


                                 Appendix I - 2

     "Class A Common" and "Class B Common" as defined in Section 2.1(d).

     "Clearance Certificates" as defined in Section 6.15.

     "Closing" as defined in Section 1.4.

     "Closing Date" as defined in Section 1.4.

     "COBRA" as defined in Section 3.4(d).

     "Code" the Internal Revenue Code of 1986, as amended.

     "Common Cash Share Price" as defined in Section 2.1(d).

     "Common Stock Merger Adjustment Amount" an amount equal to the sum of: (i) the Preferred Stock Merger Consideration, plus (ii) the Preferred Stock Redemption Amount, plus (iii) the Subordinated Notes Discharge Amount, plus (iv) $7,235,000, plus (v) the Other Debt Discharge Amount, plus (vi) the Other Debt Assumption Amount, plus (vii) the Reserve Amount, plus (viii) payments made by the Company for the repurchase of shares of its capital stock as permitted under
Section 5.1(b)(iii) between the date of this Agreement and the Closing Date.

     "Common Stock Merger Consideration" an amount equal to the sum of:

     (a) Fifty-Eight Million, Seven Hundred Fifty Thousand Dollars
($58,750,000),

     (b) (i) if the Common Stock Merger Adjustment Amount exceeds the Tropsport Share Purchase Price, then minus the amount by which the Common Stock Merger Adjustment Amount exceeds the Tropsport Share Purchase Price, or (ii) if the Tropsport Share Purchase Price exceeds the Common Stock Merger Adjustment Amount, then plus the amount by which the Tropsport Share Purchase Price exceeds the Common Stock Merger Adjustment Amount.

                                 Appendix I - 3

     "Company" as defined in the first paragraph of the Agreement.

     "Company Common Stock" as defined in Section 2.1(d).

     "Company Material Adverse Effect" any event, occurrence, fact, condition, change or effect that, individually or when taken together with all other such events, occurrences, facts, conditions, changes or effects, is materially adverse to (a) the business, operations, results of operations, condition (financial or otherwise), properties, assets or liabilities of the Acquired Companies as a whole (for the purposes of this clause (a), where it is indicated in the Agreement that the determination is to be made with respect to any time or period following the Effective Time, Surviving Corporation shall be substituted for the Company), other than events, occurrences, facts, conditions, changes or effects attributable to (i) occurrences in the economy in general or the Acquired Companies' industry in general and not specifically relating to the Acquired Companies or the Business or (ii) the delay or cancellation of orders or business relationships by customers of or vendors to the Acquired Companies directly attributable to the announcement of this Agreement, or (b) the Company's ability to perform its obligations under the Agreement.

     "Company Preferred Stock" as defined in Section 2.1(c).

     "Company Stock" as defined in Section 2.1(d).

     "Competition Act" the Competition Act (Canada), as amended, including the regulations and rules issued pursuant thereto.

     "Confidentiality Agreement" the confidentiality agreement dated February 12, 1998 between Wellspring Capital Management L.L.C. and Salomon Smith Barney Inc., as financial advisor to and on behalf of the Company.

     "Consent" as defined in Section 3.3(c).

     "Constituent Corporations" as defined in Section 1.5(a).


                                 Appendix I - 4

     "Definitive Financing Agreements" as defined in Section 6.10.

     "Designated Funded Debt" as defined in Section 1.6(c).

     "DGCL" as defined in Section 1.3.

     "Dissenting Holder" as defined in Section 2.1(e).

     "Dissenting Shares" as defined in Section 2.1(e).

     "D/O Indemnified Parties" as defined in Section 6.9(a).

     "Effective Time" as defined in Section 1.3.

     "Environmental Claim" any claim action, cause of action, investigation or written notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup or remediation costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or Release of any Hazardous Materials at any location, whether or not owned or operated by the Acquired Companies, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

     "Environmental Laws" all federal, state, provincial, local, and foreign laws and regulations relating to pollution or protection of human health or the environment, including without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

     "ERISA" as defined in Section 3.4(a).


                                 Appendix I - 5

     "ERISA Affiliate" as defined in Section 3.4(a)(viii).

     "Filing" as defined in Section 3.3(c).

     "Financial Statements" as defined in Section 3.12.

     "Financing Commitments" as defined in Section 4.7.

     "Foreign Subsidiary" any Subsidiary of the Company organized under the laws of any jurisdiction other than the United States or any State or political subdivision thereof, or Canada or any province or political subdivision thereof.

     "Funded Debt" as defined in Section 1.6(a).

     "GECC", collectively General Electric Capital Corporation and General Electric Capital Canada Inc.

     "GECC Commitment Letter", letter dated October 6, 1998 addressed from GECC to Parent with respect to financing for the transactions contemplated by the Agreement.

     "Governmental Authority" any nation or government, any state or province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States or Canada, any State of the United States, any Province of Canada, any foreign country, or any political subdivision of any of the foregoing, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

     "Group Benefit Plan" as defined in Section 3.4(a).


                                 Appendix I - 6

     "Hazardous Materials" means all substances defined as Hazardous Substances, Oils, Pollutants, or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. ss.300.5, or defined as such by, or regulated as such under, any Environmental Law.

     "HSR Act" the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, including the regulations and rules issued pursuant thereto.

     "Injunction" as defined in Section 7.1(d).

     "Intellectual Property" as defined in Section 3.9.

     "Interim Financials" as defined in Section 3.12.

     "Karhu U.S.A., Inc." a Vermont corporation now known as SHC Hockey Inc.

     "Knowledge" an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter. A Person other than an individual (a "Subject Entity") will be deemed to have "Knowledge" of a particular fact or other matter if (a) any individual who is serving as the chief executive officer, chief operating officer, chief financial officer, or chief accounting officer of such Subject Entity, and (b) in the case of the Company, in addition to the persons holding the offices described in clause (a), any of the following: John Pagotto, Johnny Martinsson, or Michael Liquornik (any of the foregoing officers or, in the case of the Company, named individuals, a "Relevant Individual") has Knowledge of such fact or other matter, or if any Relevant Individual could be expected to have discovered or otherwise become aware of such fact or other matter upon having made due inquiry of those employees of such Subject Entity who report to such Relevant Individual and who could reasonably be expected, in the ordinary course of their duties as employees of such Subject Entity, to have information relating to the subject of the representation or warranty to which such fact or other matter relates.

     "Letter of Transmittal" as defined in Section 2.1(c).

                                 Appendix I - 7

     "Lien" any mortgage, pledge, hypothec, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restriction or limitation of any nature whatsoever.

     "Maska" as defined in the first paragraph of the Agreement.

     "Material Contracts" as defined in Section 3.15.

     "MEOP" as defined in Section 3.2(b).

     "MEP No. 4" as defined in Section 7.2(l).

     "Merger" as defined in the second recital of the Agreement.

     "Merger Consideration" as defined in Section 2.1(d).

     "1997 Balance Sheet" the latest balance sheet included in the Financial Statements.

     "North American Leased Real Property" as defined in Section 3.7(b)(i).

     "North American Owned Real Property" as defined in Section 3.7(a)(i).

     "North American Real Property Leases" as defined in Section 3.7(b)(i).

     "North American Tenant Agreements" as defined in Section 3.7(a)(i).

     "Organizational Documents" (a) the articles or certificate of incorporation and bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and certificate of limited partnership of a limited partnership;

                                 Appendix I - 8

(d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of any other Person; and (e) any amendment to any of the foregoing.

     "Other Debt" as defined in Section 1.6(a)(iii).

     "Other Debt Assumption Amount" the total amount of Designated Funded Debt (including accrued and unpaid interest, if any, through the Closing Date) in respect of the Other Debt, excluding any penalties, fees or other amounts which have or will become outstanding in connection with or as a result of Parent's election pursuant to Section 1.6(c) to have such Other Debt continue to remain outstanding after the Effective Time or any actions taken in connection with obtaining any Consent pursuant to Section 1.6(c) in relation thereto.

     "Other Debt Discharge Amount" the total amount required to pay in full pursuant to Section 1.6(a)(iii) the Funded Debt in respect of the Other Debt not included in the Designated Funded Debt.

     "Overseas Owned Real Property" as defined in Section 3.7(c).

     "Overseas Real Property Leases" as defined in Section 3.7(c).

     "Parent" as defined in the first paragraph of the Agreement.

     "Parent Material Adverse Effect" any event, occurrence, fact, condition, change or effect that, individually or when taken together with all other such events, occurrences, facts, conditions, changes or effects, is materially adverse to the ability of Parent or Sub to perform its or their obligations under the Agreement.

     "Paying Agent" as defined in Section 2.3

     "Paying Agent Services Agreement" as defined in Section 2.3.

     "Permits" as defined in Section 3.16.

                                 Appendix I - 9

     "Permitted Liens" (a) Liens securing any of the Funded Debt but subject to the provisions of Section 1.6 of the Agreement relating to the payment in full of the Funded Debt and the provision for the termination, release or discharge of such Liens, (b) Liens otherwise specifically disclosed in one or more Sections of the Agreement or the Schedules hereto; (c) Liens reserved against in the Financial Statements or the Interim Financials and identified in the footnotes to the Financial Statements, to the extent so reserved, (d) Liens for Taxes which are not delinquent as of the date of determination, or which can be paid without material penalty, or which are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on an Acquired Company's books and records, or (e) Liens that, individually and in the aggregate, do not and could not reasonably be expected to materially detract from the value of any material item or portion of property or assets of the Acquired Companies or materially interfere with the use thereof as used as of the date of determination.

     "Person" any natural person, firm, general or limited partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.

     "Preferred Cash Share Price" as defined in Section 2.1(c).

     "Preferred Stock Merger Consideration" as defined in Section 2.1(c).

     "Preferred Stock Redemption Amount" as defined in Section 1.2(b).

     "Process Agent" as defined in Section 10.6.

     "Products Liability Claim" any claim for alleged damage or injury to person or property (a) arising out of any express or implied representation, warranty, agreement or guaranty made or claimed to have been made by or on behalf of an Acquired Company, or (b) based upon any statute or common law theory of tort or strict liability or civil law theory of delict, in each case in connection with any products or services produced, prepared, created, sold or rendered by or on behalf of such Acquired Company in connection with the Business.

                                 Appendix I - 10

     "Proprietary Rights" as defined in Section 3.9.

     "Quebec Certificate" as defined in Section 6.15.

     "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

     "Reorganization" as defined in the second recital to the Agreement.

     "Reserve Amount" as defined in Section 2.2(b)(ii).

     "Retention Payments" as defined in Section 6.7.

     "Retiree Welfare Plan" as defined in Section 3.4(a).

     "SHC Hockey" SHC Hockey, Inc. (formerly known as Karhu U.S.A., Inc.) a Vermont corporation and a wholly-owned Subsidiary of the Company.

     "Significant Customer" any customer of an Acquired Company that ordered products and related services from such Acquired Company with an aggregate purchase price of $50,000 or more during the eight-month period ended August 31, 1998.

     "Significant Vendor" any supplier to an Acquired Company from which such Acquired Company ordered raw materials, supplies, merchandise or other goods with an aggregate purchase price of $50,000 or more during the eight-month period ended August 31, 1998.

     "Sub" as defined in the first paragraph of the Agreement.

                                 Appendix I - 11

     "Subordinated Notes" as defined in Section 1.6(a)(ii).

     "Subordinated Notes Discharge Amount" the total amount required to pay in full the Funded Debt in respect of the Subordinated Notes pursuant to Section 1.6(a)(ii).

     "Subsidiary" with respect to any Person (the "owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of such corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of such corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the owner or one or more of such owner's Subsidiaries.

     "Subsidiary Equity" as defined in Section 3.1(a).

     "Surviving Corporation" as defined in Section 1.5(a).

     "Takeover Agreement" as defined in Section 5.1(e).

     "Takeover Proposal" any tender or exchange offer, proposal for a merger, consolidation or other business combination involving any Acquired Company, or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of any Acquired Company other than pursuant to the transactions contemplated by this Agreement.

     "Tax" or "Taxes" any federal, state, local or foreign net or gross income, franchise, profits, gross receipts, license, payroll, employment, excise, severance, stamp, capital stock, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, governmental fee or assessment or charge of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, imposed by any governmental authority or arising under any tax law (including by reason of several and/or transferee liability).

                                 Appendix I - 12

     "Tax Consequences" as defined in Section 3.14(n).

     "Tax Costs" as defined in Section 3.14(n).

     "Tax Return" any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

     "Termination Date" as defined in Section 1.4.

     "Tropsport" as defined in the first recital of the Agreement.

     "Tropsport Share Purchase" as defined in the first recital of the Agreement.

     "Tropsport Share Purchase Price" as defined in Section 1.1.

     "Tropsport Shares" as defined in Section 1.1.

     "Violation" as defined in Section 3.3(b).

     "Voting Agreements" as defined in Section 6.13.

     "Voting Debt" as defined in Section 3.2(b).

     "WARN Act" as defined in Section 3.5.

     "Welfare Plan" as defined in Section 3.4(a).

     "Working Capital Borrowings" as defined in Section 1.6(a)(i).

     "Working Capital Borrowings Assumption Amount" the total amount of Designated Funded Debt (including accrued and unpaid interest, if any, through the Closing Date) in respect of the

                                 Appendix I - 13

Working Capital Borrowings, excluding any penalties, fees or other amounts which have or will become outstanding in connection with or as a result of Parent's election pursuant to Section 1.6(c) to have such Working Capital Borrowings continue to remain outstanding after the Effective Time or any actions taken in connection with obtaining any Consent pursuant to Section 1.6(c) in relation thereto.

     "Working Capital Borrowings Discharge Amount" the total amount required to pay in full pursuant to Section 1.6(a)(i) the Funded Debt in respect of those Working Capital Borrowings not included in the Designated Funded Debt.

                                 Appendix I - 14